UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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U.S. BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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800 Nicollet Mall
Minneapolis, Minnesota 55402
(651) 466-3000

March 20, 2009

Dear Shareholders:

You are cordially invited to join us for our 2009 annual meeting of shareholders, which will be held on Tuesday, April 21, 2009, at 11:00 a.m., Central time, in Ballroom A at the Minneapolis Convention Center, 1301 Second Avenue South, Minneapolis, Minnesota. For your convenience, a map showing the location of the Minneapolis Convention Center is provided on the back of our proxy statement. Holders of record of our common stock as of February 23, 2009, are entitled to notice of, and to vote at, the 2009 annual meeting.

The notice of annual meeting of shareholders and the proxy statement describe the business to be conducted at the meeting. We also will report at the meeting on matters of current interest to our shareholders.

We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure that they are represented at the meeting. You may submit your proxy vote by telephone or Internet as described in the following materials or by completing and signing the enclosed proxy card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

If your shares are held in the name of a broker, trust, bank or other nominee, you will need proof of ownership to be admitted to the meeting, as described under “How can I attend the meeting?” on page 5 of the proxy statement.

We look forward to seeing you at the annual meeting.

Sincerely,

Richard K. Davis
Chairman, President and Chief Executive Officer

800 Nicollet Mall
Minneapolis, Minnesota 55402
(651) 466-3000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	Tuesday, April 21, 2009, at 11:00 a.m. Central time

Place:	Minneapolis Convention Center Ballroom A 1301 Second Avenue South Minneapolis, Minnesota 55403

Items of Business:	1.	The election of eight directors, each for a one-year term.
	2.	The ratification of the selection of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2009.
	3.	An advisory vote to approve the compensation of our executives disclosed in this proxy statement.
	4.	Any other business that may properly be considered at the meeting or any adjournment of the meeting.

Record Date:	You may vote at the meeting if you were a shareholder of record at the close of business on February 23, 2009.

Voting by Proxy:	If you cannot attend the annual meeting in person, you may vote your shares by telephone or Internet by no later than 11:59 p.m. Eastern time on April 20, 2009 (as directed on the enclosed proxy card, or by completing, signing and promptly returning the enclosed proxy card by mail). We encourage you to vote by telephone or Internet in order to reduce our mailing and handling expenses. If you choose to submit your proxy by mail, we have enclosed an envelope for your use, which is prepaid if mailed in the United States.

By Order of the Board of Directors

Lee R. Mitau
Secretary

March 20, 2009

PROXY STATEMENT

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PROXY STATEMENT
2009 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 21, 2009

The Board of Directors of U.S. Bancorp is soliciting proxies for use at the annual meeting of shareholders to be held on April 21, 2009, and at any adjournment of the meeting. This proxy statement and the enclosed proxy card are first being mailed or made available to shareholders on or about March 20, 2009.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?

At our annual meeting, shareholders will act upon the matters outlined in the notice of annual meeting of shareholders and described in this proxy statement. These matters include the election of directors, the ratification of the selection of our independent auditor, and an advisory (non-binding) vote on the compensation of our executives disclosed in this proxy statement. Also, management will report on our performance during the last fiscal year and, once the business of the annual meeting is concluded, respond to questions from shareholders.

Please read this proxy statement carefully. You should consider the information contained in this proxy statement when deciding how to vote your shares at the annual meeting.

Who is entitled to vote at the meeting?

The Board has set February 23, 2009, as the record date for the annual meeting. If you were a shareholder of record at the close of business on February 23, 2009, you are entitled to vote at the meeting.

As of the record date, 1,758,437,872 shares of our common stock were issued and outstanding and, therefore, eligible to vote at the meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 1,758,437,872 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our bylaws, shares equal to at least one-third of the voting power of our outstanding shares of common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if:

•	you have properly submitted a proxy vote by mail, telephone or Internet; or

•	you are present and vote in person at the meeting.

How do I vote my shares?

If you are a shareholder of record as of the record date, you can give a proxy to be voted at the meeting in any of the following ways:

•	over the telephone by calling a toll-free number;

•	electronically, using the Internet; or

•	by completing, signing and mailing the printed proxy card.

The telephone and Internet voting procedures have been set up for your convenience. We encourage you to reduce corporate expense by submitting your vote by telephone or Internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to submit your proxy vote by telephone or Internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to submit your proxy by mail, please return your signed proxy card to us before the annual meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction form for you to use in directing the broker or nominee how to vote your shares. Telephone and Internet voting are also encouraged for shareholders who hold their shares in street name.

What is a proxy?

It is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. We refer to this as your “proxy vote.” Two executive officers, Richard K. Davis and Lee R. Mitau, have been designated as the proxies for our 2009 annual meeting of shareholders.

What is a proxy statement?

It is a document that we are required to give you, or provide you access to, in accordance with regulations of the Securities and Exchange Commission (the “SEC”), when we ask you to designate proxies to vote your shares of our common stock at a meeting of our shareholders. The proxy statement includes information regarding the matters to be acted upon at the meeting and certain other information required by regulations of the SEC and rules of the New York Stock Exchange (the “NYSE”).

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the voting instruction form provided by it.

How do I vote if my shares are held in the U.S. Bancorp 401(k) Savings Plan?

If you hold any shares in the U.S. Bancorp 401(k) Savings Plan, you are receiving, or being provided access to, the same proxy materials as any other shareholder of record. However, your proxy vote will serve as voting instructions to the plan trustee. Your voting instructions must be received at least five days prior to the annual meeting in order to count. In accordance with the terms of the plan, the trustee will vote all of the shares held in the plan in the same proportion as the actual proxy votes submitted by plan participants at least five days prior to the annual meeting.

What does it mean if I receive more than one proxy card or voting instruction form?

If you receive more than one proxy card or voting instruction form, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card, or if you submit your proxy vote by telephone or Internet, vote once for each proxy card or voting instruction form you receive.

Can I vote my shares in person at the meeting?

If you are a shareholder of record, you may vote your shares in person by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other document from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

If you are a participant in the U.S. Bancorp 401(k) Savings Plan, you may submit a proxy vote as described above, but you may not vote your 401(k) Savings Plan shares in person at the meeting.

What vote is required for the election of directors or for a proposal to be approved?

Election of each director requires that the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. The affirmative vote of a majority of the voting power of our common stock present and entitled to vote on the matter is required for the ratification of the selection of our independent auditor; the advisory vote to approve the compensation of our executives disclosed in this proxy statement; and the approval of any other proposals. Because your vote on executive compensation is advisory, it will not be binding upon the company or the Board of Directors. However, the Compensation and Human Resources Committee will take into account the outcome of the vote when considering future executive compensation programs.

How are votes counted?

You may vote “FOR,” “AGAINST” or “ABSTAIN” for each nominee for the Board of Directors and on the other proposals.

If you submit your proxy but abstain from voting on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Shares not present at the meeting and shares voting “ABSTAIN” have no effect on the election of directors. If you abstain from voting on the proposal ratifying the selection of our independent auditor or the advisory vote proposal approving the compensation of our executives disclosed in this proxy statement, your abstention has the same effect as a vote against that proposal.

If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote under the rules of the NYSE. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum. Your broker or other nominee has discretionary authority to vote your shares on the election of directors, the ratification of Ernst & Young LLP as our independent auditor, and the advisory vote to approve the compensation of our executives disclosed in this proxy statement, even if your broker, bank, trust or other nominee does not receive voting instructions from you.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc., our tabulation agent, will tabulate the votes and act as independent inspectors of election.

How does the Board recommend that I vote?

You will vote on the following management proposals:

•	Election of eight directors: Douglas M. Baker, Jr., Y. Marc Belton, Richard K. Davis, Joel W. Johnson, David B. O’Maley, O’dell M. Owens, M.D., M.P.H., Craig D. Schnuck and Patrick T. Stokes;

•	Ratification of the selection of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2009; and

•	Advisory approval of the compensation of our executives disclosed in this proxy statement.

The Board of Directors recommends that you vote FOR the election of each of the nominees to the Board of Directors, FOR the ratification of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2009, and FOR the advisory approval of the compensation of our executives disclosed in this proxy statement.

We are not aware of any other matters that will be voted on at the annual meeting. However, if any other business properly comes before the meeting, the persons named as proxies for shareholders will vote on those matters in a manner they consider appropriate.

What if I do not specify how I want my shares voted?

If you submit a signed proxy card or submit your proxy by telephone or Internet and do not specify how you want to vote your shares, we will vote your shares:

•	FOR the election of all of the nominees for director;

•	FOR the ratification of the selection of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2009; and

•	FOR the advisory approval of our executive compensation program.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting. If you are a shareholder of record, you may revoke your proxy and change your vote by:

•	if you voted over the Internet or by telephone, voting again over the Internet or by telephone by no later than 11:59 p.m. Eastern time on April 20, 2009;

•	if you completed and returned a proxy card, submitting a new proxy card with a later date and returning it prior to the annual meeting; or

•	submitting timely written notice of revocation to our corporate secretary at the address shown on page 5 of this proxy statement.

Attending the meeting will not revoke your proxy unless you specifically request to revoke it or submit a ballot at the meeting. To request an additional proxy card, or if you have any questions about the annual meeting or how to vote or revoke your proxy, you should write to Investor Relations, U.S. Bancorp, 800 Nicollet Mall, Minneapolis, MN 55402 or call (866) 775-9668.

If you are a participant in the U.S. Bancorp 401(k) Savings Plan, you may revoke your proxy and change your vote as described above, but only until 11:59 p.m. Eastern time on April 16, 2009. If you hold your shares in street name, contact your broker, bank, trust or other nominee regarding how to revoke your proxy and change your vote.

Will my vote be kept confidential?

Yes. We have procedures to ensure that, regardless of whether shareholders vote by mail, telephone, Internet or in person, all proxies, ballots and voting tabulations that identify shareholders are kept permanently confidential, except as disclosure may be required by federal or state law or as expressly permitted by a shareholder. We also have the voting tabulations performed by an independent third party.

How can I attend the meeting?

You may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the meeting. If you hold your shares in street name, you also will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker or other nominee are examples of proof of ownership.

Please let us know whether you plan to attend the meeting by responding affirmatively when prompted during telephone or Internet voting or by marking the attendance box on the proxy card.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or other nominees for forwarding proxy materials to street name holders. We have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for the annual meeting for a fee of approximately $7,500, plus associated costs and expenses.

We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by telephone, facsimile, e-mail or in person. We will not pay these individuals any additional compensation for their services other than their regular salaries.

What are the deadlines for submitting shareholder proposals for the 2010 annual meeting?

In order for a shareholder proposal to be considered for inclusion in our proxy statement for the 2010 annual meeting, we must receive the written proposal at our principal executive offices at 800 Nicollet Mall, Minneapolis, Minnesota 55402, Attention: Corporate Secretary, on or before November 20, 2009. The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

Our bylaws provide that a shareholder may nominate a director for election at the annual meeting if proper written notice is received by the Corporate Secretary of U.S. Bancorp at our principal executive offices in Minneapolis, Minnesota, at least 120 days in advance of the anniversary of the prior year’s annual meeting. A shareholder may present from the floor a proposal that is not included in the proxy statement if proper written notice is received by the Corporate Secretary at least 120 days in advance of the anniversary of the date the proxy statement for the prior year’s annual meeting was released to shareholders. For the 2010 annual meeting, notices of director nominations and shareholder proposals to be made from the floor must be received on or before December 22, 2009, and November 20, 2009, respectively. The notice must contain the specific information required by our bylaws. You may request a copy of our bylaws by contacting our Corporate Secretary, at U.S. Bancorp, 800 Nicollet Mall, Minneapolis, Minnesota 55402, or by telephone (651) 466-3000. Shareholder proposals and director nominations for which notice is received by us after November 20, 2009, and December 22, 2009, respectively, may not be presented in any manner at the 2010 annual meeting.

How can I communicate with U.S. Bancorp’s Board of Directors?

You or any other interested party may communicate with our Board of Directors by sending a letter addressed to our Board of Directors, non-management directors, lead director or specified individual directors to:

The Office of the Corporate Secretary
U.S. Bancorp
BC-MN-H23I
800 Nicollet Mall
Minneapolis, MN 55402

Any such letters will be delivered to the independent lead director or to a specified director if so addressed. Letters relating to accounting matters will also be delivered to our chief risk officer for handling in accordance with the Audit Committee’s policy on investigation of complaints relating to accounting matters.

How can I reduce my company’s expenses and conserve natural resources by electing to receive my proxy materials electronically in the future?

If we sent you a printed copy of our proxy statement and annual report, you can request electronic delivery if you are a shareholder of record or if you hold your shares in street name. In fact, we encourage you to request electronic delivery of these documents if you are comfortable viewing documents online, because it saves us the expense of printing and mailing the materials to you and helps conserve environmental resources. Shareholders who sign up to receive proxy materials electronically will receive an e-mail with links to the proxy materials, which may give them faster delivery of the materials and will save money for our company and our shareholders. Your e-mail address will be kept separate from any other company operations and will be used for no other purpose.

If we sent you a printed copy of our proxy statement and annual report and you would like to sign up to receive these materials electronically in the future, you can choose this option by:

•	following the instructions provided on your proxy card or voting instruction form;

•	following the instructions provided when you vote over the Internet; or

•	going to http://enroll.icsdelivery.com/usb and following the instructions provided.

If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing a link to the Internet website where you can access our proxy statement and annual report. The e-mail also will include instructions for voting over the Internet. You may revoke this request at any time by following the instructions at http://enroll.icsdelivery.com/usb. Your election is permanent unless you revoke it later.

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on April 21, 2009:

Our proxy statement and 2008 Annual Report are available at www.usbank.com/proxymaterials.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows how many shares of our common stock were beneficially owned as of February 23, 2009, by:

•	each current director and director nominee;

•	each of the executive officers named in the Summary Compensation Table in this proxy statement; and

•	all of our directors and executive officers as a group.

Unless otherwise noted, the shareholders listed in the table have sole voting and investment power with respect to the shares of common stock owned by them, and such shares are not subject to any pledge.

	Amount and		Percent of
	Nature of Beneficial		Common Stock
Name of Beneficial Owner	Ownership(1)(2)		Outstanding

Douglas M. Baker, Jr.	24,005	(3)	*
Y. Marc Belton(4)	4,750		*
Victoria Buyniski Gluckman	266,488	(3)	*
Andrew Cecere	1,562,573	(5)	*
William L. Chenevich	1,232,552	(6)	*
Arthur D. Collins, Jr.	259,048	(3)	*
Richard K. Davis	3,444,591	(7)	*
Joel W. Johnson	244,123	(3)	*
Richard C. Hartnack	765,611	(8)	*
Olivia F. Kirtley	55,749	(3)	*
Jerry W. Levin	280,297	(3)	*
Lee R. Mitau	1,082,822	(9)	*
David B. O’Maley	455,200	(3)(10)	*
O’dell M. Owens, M.D., M.P.H.	175,255	(3)	*
Richard G. Reiten	138,368	(3)	*
Craig D. Schnuck	169,185	(3)(11)	*
Patrick T. Stokes	164,726	(3)(12)	*
All directors and executive officers as a group (26 persons)	14,432,489	(13)	.81%

*	Indicates less than 1%.

(1)	Includes the following shares subject to options exercisable within 60 days after February 23, 2009:

Name	Shares	Name	Shares	Name	Shares

Ms. Buyniski Gluckman	39,206	Mr. Johnson	182,161	Mr. O’Maley	173,951
Mr. Cecere	1,433,765	Mr. Hartnack	684,431	Dr. Owens	87,364
Mr. Chenevich	1,154,823	Ms. Kirtley	18,507	Mr. Reiten	77,074
Mr. Collins	184,682	Mr. Levin	189,818	Mr. Schnuck	113,389
Mr. Davis	3,087,187	Mr. Mitau	923,195	Mr. Stokes	94,731

(2)	Some of our directors and officers have deferred cash compensation or stock option gains under our deferred compensation plans. Some of these deferred amounts will be paid out in shares of our common stock upon the director’s or officer’s retirement or other termination of employment or service with U.S. Bancorp. The number of shares to which the directors and officers would be entitled had their employment or service with U.S. Bancorp terminated as of February 23, 2009, is included in the table, as follows: Ms. Buyniski Gluckman, 6,726 shares; Mr. Davis, 63,422 shares; Mr. Johnson, 5,744 shares; Ms. Kirtley, 3,810 shares; Mr. O’Maley, 10,471 shares; Dr. Owens, 62,212 shares; Mr. Reiten,

25,848 shares; Mr. Stokes, 23,746 shares. The directors and officers have no voting or investment power as to these shares.

(3)	Includes the following number of vested restricted stock units that are distributable in an equivalent number of shares of our common stock when the holder ceases to serve on the Board unless the holder’s service is terminated for cause: Mr. Baker, 23,005 units; Ms. Buyniski Gluckman, 32,163 units; Messrs. Collins, Levin and Stokes, 29,127 units; Messrs. Johnson, Owens and Reiten, 25,679 units; Ms. Kirtley, 23,432 units; Mr. O’Maley, 28,780 units; and Mr. Schnuck, 33,983 units. The directors have no voting or investment power over any of these units.

(4)	Y. Marc Belton was elected to our Board of Directors on March 3, 2009.

(5)	Includes 14,175 shares of restricted stock subject to future vesting conditions; 341 shares held by Mr. Cecere’s wife, as to which Mr. Cecere has no voting or investment power; and 8,153 shares held in the U.S. Bancorp 401(k) Savings Plan.

(6)	Includes 3,062 shares held in the U.S. Bancorp 401(k) Savings Plan.

(7)	Includes 27,384 shares of restricted stock subject to future vesting conditions; 51,409 shares held in a trust of which Mr. Davis’s wife is trustee and as to which Mr. Davis has no voting or investment power; 179,972 shares held in a trust of which Mr. Davis is trustee; and 11,693 shares held in the U.S. Bancorp 401(k) Savings Plan.

(8)	Includes 11,598 shares of restricted stock subject to future vesting conditions and 1,206 shares held in the U.S. Bancorp 401(k) Savings Plan.

(9)	Includes 1,251 shares held in the U.S. Bancorp 401(k) Savings Plan.

(10)	Includes 57,873 shares held in three trusts of which Mr. O’Maley’s wife is trustee.

(11)	Includes 9,756 shares held in a trust of which Mr. Schnuck is trustee.

(12)	Includes 17,122 shares held in a trust of which Mr. Stokes is trustee.

(13)	Includes 106,484 shares held in the U.S. Bancorp 401(k) Savings Plan for the accounts of certain executive officers; 147,614 shares of restricted stock subject to future vesting conditions; 305,781 restricted stock units that are distributable in an equivalent number of shares of our common stock; 211,856 shares payable to certain directors and executive officers pursuant to our deferred compensation plan; and 12,052,948 shares subject to options exercisable within 60 days after February 23, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors to file initial reports of ownership and reports of changes in ownership of our securities with the SEC. Executive officers and directors are required to furnish us with copies of these reports. Based solely on a review of the Section 16(a) reports furnished to us with respect to 2008 and written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors during 2008 were satisfied.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors currently has 13 members. Until 2007 our Board was divided into three classes and the members of each class were elected to serve a three-year term with the term of office for each class ending in consecutive years. At our 2007 annual meeting, our shareholders approved amendments to our Restated Certificate of Incorporation that provided for the phased-in elimination of the classification of our Board and the annual election of our directors. These amendments resulted in the directors at our 2008 annual meeting and thereafter being elected to one-year terms, but did not shorten the term of any director elected prior to our 2008 annual meeting.

Warren R. Staley and Peter H. Coors served as directors during 2008 until their retirements on April 15, 2008, and September 30, 2008, respectively.

Douglas M. Baker, Jr., Y. Marc Belton, Richard K. Davis, Joel W. Johnson, David B. O’Maley, O’dell M. Owens, M.D., M.P.H., Craig D. Schnuck and Patrick T. Stokes have been nominated by the Governance Committee for election to the Board to serve until the 2010 annual meeting or until their successors are elected and qualified. Mr. Belton, who was elected to our Board in March 2009, was initially identified as a possible director candidate by an independent director search consultant engaged by the Governance Committee to assist with the director search process.

Each of the nominees has agreed to serve as a director if elected. Proxies may not be voted for more than eight directors. If, for any reason, any nominee becomes unable to serve before the election, the persons named as proxies will vote your shares for a substitute nominee selected by the Board of Directors. Alternatively, the Board of Directors, at its option, may reduce the number of directors that are nominated for election.

The election of each nominee requires that the number of votes cast “FOR” the nominee’s election exceed the votes cast “AGAINST” that nominee’s election.

The Board of Directors recommends a vote FOR election of the eight nominated directors. Proxies will be voted FOR the election of the eight nominees unless otherwise specified.

The nominees for election as directors and the directors whose terms of office will continue after the meeting have provided the following information about themselves. Dates listed for the nominees and continuing directors include service as directors of predecessor companies to U.S. Bancorp.

DIRECTOR NOMINEES FOR TERMS ENDING IN 2010

DOUGLAS M. BAKER, JR.: Age 50, director since January 2008. Mr. Baker is the Chairman, President and Chief Executive Officer of Ecolab Inc., a provider of cleaning, sanitizing, food safety and infection control products and services. He has served as Chairman of the Board since May 2006 and Chief Executive Officer since July 2004. He joined Ecolab in 1989 and held various leadership positions within the company before being named President and Chief Operating Officer in August 2002.

Y. MARC BELTON: Age 49, director since March 2009. Mr. Belton is Executive Vice President, Worldwide Health, Brand and New Business Development of General Mills, Inc., a manufacturer and marketer of consumer food products. He has held this position since 2005. He joined General Mills in 1983 and has held various leadership positions within the company before being named Senior Vice President of Yoplait USA, General Mills Canada Corporation and New Business Development in 2002. Mr. Belton also serves as a director of Navistar International Corporation.

RICHARD K. DAVIS: Age 51, director since 2006. Mr. Davis is Chairman, President and Chief Executive Officer of U.S. Bancorp. He has served as Chairman since December 2007, as President since October 2004 and as Chief Executive Officer since December 2006. He also served as Chief Operating Officer of U.S. Bancorp from October 2004 until December 2006. From the time of the merger of Firstar Corporation and U.S. Bancorp in February 2001 until October 2004, Mr. Davis served as Vice Chairman of U.S. Bancorp. From the time of the merger, Mr. Davis was responsible for Consumer Banking, including Retail Payment Solutions (card services), and he assumed additional responsibility for Commercial Banking in 2003. Mr. Davis has held management positions with our company since joining Star Banc Corporation, one of our predecessors, in 1993 as Executive Vice President. Mr. Davis also serves as a director of Xcel Energy Inc.

JOEL W. JOHNSON: Age 65, director since 1999. Mr. Johnson is the retired Chairman and Chief Executive Officer of Hormel Foods Corporation, a meat and food processing company, and he is Vice Chairman of the Hormel Foundation. Mr. Johnson served as Chairman of Hormel from 1995 through October 2006 and Chief Executive Officer from 1993 through December 2005. He served as President from 1992 until May 2004. He joined Hormel in 1991 as Executive Vice President, Sales and Marketing. Mr. Johnson also serves as a director of Ecolab Inc. and Meredith Corporation.

DAVID B. O’MALEY: Age 62, director since 1995. Mr. O’Maley is Chairman, President and Chief Executive Officer of Ohio National Financial Services, Inc., an intermediate insurance holding company that markets insurance and financial products through its affiliates, including its parent company, Ohio National Mutual Holdings, Inc. Mr. O’Maley has held these positions since 1994 and has been with Ohio National since 1992.

O’DELL M. OWENS, M.D., M.P.H.: Age 61, director since 1991. Dr. Owens has been providing services as an independent consultant in medicine, business, education and work site employee benefits since 2001. He has been Coroner of Hamilton County, Ohio since November 2004. Dr. Owens has also served as the President and Chairman of the Board for Project GRAD (Graduation Really Achieves Dreams), a national non-profit organization formed to improve inner-city education, since 2001. From 2002 to 2003, Dr. Owens served as President, Chief Executive Officer and a member of the Board of Trustees of RISE Learning Solutions, a national non-profit organization that uses technology to provide training for adults who care for children. From 1999 to 2002, Dr. Owens served as Senior Medical Director of United Healthcare Insurance Company of Ohio, a provider of healthcare coverage and related services.

CRAIG D. SCHNUCK: Age 60, director since 2002. Mr. Schnuck is the former Chairman and Chief Executive Officer of Schnuck Markets, Inc., a supermarket chain. He was elected President of Schnuck Markets in 1984 and served as Chief Executive Officer from 1989 until January 2006. He served as Chairman from 1991 until December 2006. Mr. Schnuck is still active in the Schnuck Markets business and serves as Chairman of its Executive Committee.

PATRICK T. STOKES: Age 66, director since 1992. Mr. Stokes is the retired Chairman and Chief Executive Officer of Anheuser-Busch Companies, Inc., a producer and distributor of beer and now a part of Anheuser-Busch In-Bev N.V./S.A. He served as Chairman of Anheuser-Busch Companies, Inc. from December 2006 to November 2008. He served as President and Chief Executive Officer from 2002 until December 2006 and had been affiliated with Anheuser-Busch since 1969. Mr. Stokes also serves as a director of Ameren Corporation.

DIRECTORS WITH TERMS ENDING IN 2010

VICTORIA BUYNISKI GLUCKMAN: Age 57, director since 1990. Ms. Buyniski Gluckman is retired Chairman and Chief Executive Officer of United Medical Resources, Inc., a third-party administrator of employer healthcare benefits. She served as Chief Executive Officer since founding United Medical Resources in 1983 until April 2008 and as Chairman from 1983 until the acquisition of United Medical Resources by UnitedHealth Group in December 2005. Commencing with that transaction and until April 2008, Ms. Buyniski Gluckman assumed the additional duties of Chief Executive Officer of Midwest Security Administrators, another third-party administrator of employer healthcare benefits that is also a subsidiary of UnitedHealth Group. Ms. Buyniski Gluckman also serves as a director of Ohio National Financial Services, Inc.

ARTHUR D. COLLINS, JR.: Age 61, director since 1996. Mr. Collins is retired Chairman and Chief Executive Officer of Medtronic, Inc., a leading medical device and technology company. Mr. Collins served as Chairman of Medtronic from 2002 until August 2008 and Chief Executive Officer from 2002 until August 2007. Mr. Collins also served as Chief Operating Officer of Medtronic from 1994 to 1996 and President and Chief Operating Officer from 1996 to 2002. Mr. Collins also serves as a director of The Boeing Company and Cargill, Incorporated.

OLIVIA F. KIRTLEY: Age 58, director since 2006. Ms. Kirtley, a certified public accountant, is a business consultant on strategic and corporate governance issues. She has served in this capacity during the past five years. From 1991 to 2000, Ms. Kirtley held the positions of Vice President and Chief Financial Officer of Vermont American Corporation, an international manufacturer and marketer of power tool accessories. Ms. Kirtley served as Chairman of the American Institute of Certified Public Accountants from 1998 to 1999. Ms. Kirtley also serves as a director of Papa Johns International, Inc. and ResCare, Inc.

JERRY W. LEVIN: Age 64, director since 1995. Mr. Levin is Chairman and Chief Executive Officer of JW Levin Partners LLC, a management and investment firm. He has served in these capacities since February 2005. He served as Vice Chairman of Clinton Group, a private diversified asset management company, from December 2007 until October 2008. Mr. Levin served as Chairman of Sharper Image Corporation, a specialty retailer, from September 2006 until April 2008 and as interim Chief Executive Officer from September 2006 until April 2007. From 1998 until January 2005, Mr. Levin served as the Chairman and Chief Executive Officer of American Household, Inc. (formerly Sunbeam Corporation), a leading consumer products company. Mr. Levin also serves as a director of Ecolab Inc. and Saks Incorporated.

RICHARD G. REITEN: Age 69, director since 1998. Mr. Reiten is the retired Chairman and Chief Executive Officer of Northwest Natural Gas Company, a distributor of natural gas. Mr. Reiten served as Chairman from 2000 until February 2005 and from December 2006 until May 2008, and served as Chief Executive Officer from 1997 to 2002. Mr. Reiten joined Northwest Natural Gas in 1996 as President and Chief Operating Officer, positions he held until 2001 and 1997, respectively. Mr. Reiten also serves as a director of Building Materials Holding Corporation, Idacorp, Inc. and National Fuel Gas Company.

CORPORATE GOVERNANCE

Our Board of Directors and management are dedicated to exemplary corporate governance. Good corporate governance is vital to our continued success. Our Board of Directors has adopted the U.S. Bancorp Corporate Governance Guidelines to provide a corporate governance framework for our directors and management to effectively pursue our objectives for the benefit of our shareholders. The Board reviews and updates these guidelines and the charters of the Board committees at least annually in response to evolving “best practices” and the results of annual Board and committee evaluations. Our Corporate Governance Guidelines, as well as our Code of Ethics and Business Conduct, can be found at www.usbank.com by clicking on “About U.S. Bancorp” and then “Corporate Governance.” Shareholders may request a free printed copy of our Corporate Governance Guidelines and our Code of Ethics and Business Conduct from our investor relations department by contacting them at investorrelations@usbank.com or by calling (866) 775-9668.

Director Independence

Our Board of Directors has determined that each of our directors other than Richard K. Davis has no material relationship with U.S. Bancorp and is independent. Mr. Davis is not independent because he is an executive officer of U.S. Bancorp.

Each of our Audit, Governance and Compensation and Human Resources Committees is composed only of independent directors. Our procedures for assessing director independence are described in detail below and under the heading “Certain Relationships and Related Transactions—Review of Related Person Transactions” in this proxy statement.

Our Board has adopted certain standards to assist it in assessing the independence of each of our directors. Absent other material relationships with U.S. Bancorp, a director of U.S. Bancorp who otherwise meets the independence qualifications of the NYSE listing standards may be deemed “independent” by the Board of Directors after consideration of all of the relationships between U.S. Bancorp, or any of our subsidiaries, and the director, or any of his or her immediate family members (as defined in the NYSE listing standards), or any entity with which the director or any of his or her immediate family members is affiliated by reason of being a partner, officer or a significant shareholder thereof. However, ordinary banking relationships (such as depository, lending, transfer agency, registrar, trust and custodial, private banking, investment management, securities brokerage, cash management and other services readily available from other financial institutions) are not considered by the Board in determining a director’s independence, as the Board considers these relationships to be categorically immaterial. A banking relationship is considered “ordinary” if:

•	the relationship is on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons;

•	with respect to an extension of credit, it has been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve and Section 13(k) of the Securities Exchange Act of 1934;

•	no event of default has occurred and is continuing beyond any cure period; and

•	the relationship has no other extraordinary characteristics.

In assessing the independence of our directors, our Governance Committee and full Board carefully considered all of the business relationships between U.S. Bancorp and our directors or their affiliated companies, other than ordinary banking relationships. This review was based primarily on responses of the directors to questions in a questionnaire regarding employment, business, familial, compensation and other relationships with U.S. Bancorp and our management. Where relationships other than ordinary banking relationships existed, the Board determined that, except in the case of Mr. Davis, none of the relationships between U.S. Bancorp and the directors or the directors’ affiliated companies impair the directors’ independence because the amounts involved are immaterial to the directors or to those companies when compared to their annual income or gross revenues. The Board also determined that, for all of the relationships between U.S. Bancorp and our directors or the directors’ affiliated companies, none of the relationships had unique characteristics that could influence the director’s impartial judgment as a director of U.S. Bancorp.

The business relationships between U.S. Bancorp and our directors or the directors’ affiliated companies that were considered by the Board were:

•	U.S. Bank National Association, U.S. Bancorp’s principal banking subsidiary, purchases certain products and services from, and subleases certain office space to, Ecolab Inc., of which Douglas M. Baker is Chairman, President and Chief Executive Officer;

•	U.S. Bank operates branch and ATM services in certain facilities owned by Medtronic, Inc., of which Arthur D. Collins, Jr. served as Chairman during a portion of 2008;

•	U.S. Bancorp subsidiaries distribute fixed and variable rate annuities and other life insurance products through a selling agreement with affiliates of Ohio National Financial Services, Inc., of which David B. O’Maley is Chairman, President and Chief Executive Officer, and U.S. Bancorp also purchases certain insurance products from affiliates of Ohio National Financial Services;

•	the son of O’Dell M. Owens, M.D., M.P.H., is a non-executive employee of U.S. Bank; and

•	U.S. Bank acts as a marketing sponsor of, and operates ATMs in, certain adventure parks that are owned by Busch Entertainment Corporation, a wholly-owned subsidiary of Anheuser-Busch Companies, Inc., of which Patrick T. Stokes served as Chairman during most of 2008.

The Board also considered the relationship between U.S. Bancorp and Craig D. Schnuck that is described later in this proxy statement under the heading “Certain Relationships and Related Transactions.”

Director Qualifications and Selection Process

Director Qualification Standards.  We will only consider as candidates for director individuals who possess the highest personal and professional ethics, integrity and values, and who are committed to representing the long-term interests of our shareholders. In evaluating candidates for nomination as a director of U.S. Bancorp, the Governance Committee will also consider other criteria, including current or recent experience as a chief executive officer of a public company or as a leader of another major complex organization; business and financial expertise; geography; experience as a director of a public company; gender and ethnic diversity on the Board; independence; and general criteria such as ethical standards, independent thought, practical wisdom and mature judgment. In addition, directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serving on the Board for an extended period of time. One or more of our directors must possess the education or experience required to qualify as an audit committee financial expert.

Director Nominee Selection Process.  The selection process for director candidates includes the following steps: (1) identification of director candidates by the Governance Committee based upon suggestions from current directors and executives and recommendations received from shareholders; (2) possible engagement of a director search firm to provide names and biographies of director candidates for the Governance Committee’s consideration; (3) interviews of candidates by the chairman of the Governance Committee and two other Governance Committee members; (4) reports to the Board by the Governance Committee on the selection process; (5) recommendations by the Governance Committee; and (6) formal nomination by the Board for inclusion in the slate of directors at the annual meeting. Director candidates recommended by shareholders are given the same consideration as candidates suggested by directors and executive officers. A shareholder seeking to recommend a prospective candidate for the Governance Committee’s consideration should submit the candidate’s name and sufficient written information about the candidate to permit a determination by the Governance Committee whether the candidate meets the director selection criteria set forth in our Corporate Governance Guidelines. Recommendations should be sent to the Board of Directors in care of the Corporate Secretary of U.S. Bancorp at the address listed on page 5 of this proxy statement.

Board Meetings and Committees

The Board of Directors conducts its business through meetings of the Board and the following standing committees: Audit; Governance; Compensation and Human Resources; Risk Management; Community Reinvestment and Public Policy; and Executive. The standing committees regularly report on their deliberations and actions to the full Board. Each of the standing committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work. Each of the standing committees has adopted and operates under a written charter. These charters can be found on our website at www.usbank.com by clicking on “About U.S. Bancorp” and then “Corporate Governance.” Shareholders may request a free printed copy of any of these charters from our investor relations department by contacting them at investorrelations@usbank.com or by calling (866) 775-9668.

The Board of Directors held twelve meetings during fiscal year 2008. Each director attended at least 75% of the total meetings of the Board and Board committees on which the director served during the fiscal year.

The following table shows the membership of each Board committee.

Committee Membership

Community
			Compensation		Reinvestment
			and Human	Risk	and
Name	Audit	Governance	Resources	Management	Public Policy	Executive

Douglas M. Baker, Jr.	✓				✓
Victoria Buyniski Gluckman				✓	✓
Arthur D. Collins, Jr.		chairman	✓			✓
Richard K. Davis				✓		chairman
Joel W. Johnson	✓			✓
Olivia F. Kirtley	chairman	✓				✓
Jerry W. Levin		✓	chairman			✓
David B. O’Maley		✓		✓
O’dell M. Owens, M.D., M.P.H.	✓				chairman	✓
Richard G. Reiten	✓		✓
Craig D. Schnuck				✓	✓
Patrick T. Stokes			✓	chairman		✓

Audit Committee

The Audit Committee is responsible for assisting the Board of Directors in its oversight of the quality and integrity of our financial statements, including matters related to internal controls, our compliance with legal and regulatory requirements, the qualifications and independence of our independent auditor, the integrity of the financial reporting processes, both internal and external, and the performance of our internal audit function and independent auditor. The Audit Committee has sole authority to retain and terminate the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. All of the Audit Committee members meet the independence and experience requirements of the NYSE and the SEC. The Audit Committee charter generally prohibits Audit Committee members from serving on more than two other public company audit committees. Our Board of Directors has identified Olivia F. Kirtley, our Audit Committee chairman, as an audit committee financial expert under the rules of the SEC. The Audit Committee held eight meetings in 2008. During three of the meetings, the Audit Committee met in private session with our independent auditor and during four of the meetings met alone in executive session without members of management present.

Governance Committee

The Governance Committee is responsible for discharging the Board’s responsibilities relating to corporate governance matters, including developing and recommending to the Board a set of corporate governance principles, overseeing succession planning for our chief executive officer, and identifying and recommending to the Board individuals qualified to become directors. The Governance Committee also manages the performance review process for our current directors, oversees the evaluation of management, and makes recommendations to the Board regarding any shareholder proposals. All of the Governance Committee members meet the independence requirements of the NYSE. The Governance Committee held eight meetings in 2008. During each of the six regularly scheduled meetings and one special meeting, the Governance Committee held an executive session without members of management present.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee is responsible for discharging the Board’s responsibilities relating to the compensation of our executive officers and non-employee directors and approving our compensation plans, practices and programs. The Compensation and Human Resources Committee also evaluates the chief executive officer’s performance and the succession plans for executive officers other than our chief executive officer. All of the Compensation and Human Resources Committee members meet the independence requirements of the NYSE. The Compensation and Human Resources Committee held six meetings in 2008. During each meeting, the Compensation and Human Resources Committee held an executive session without members of management present.

Risk Management Committee

The Risk Management Committee is responsible for providing oversight of our risk management function including our policies, procedures and practices relating to the management of credit risk; financial, liquidity and market risk; and operational risk. The Risk Management Committee also approves and makes recommendations to the Board of Directors regarding the issuance or repurchase of debt and equity securities, reviews and evaluates potential mergers and acquisitions, and reviews other actions regarding our capital stock, including our dividend policy. The Risk Management Committee held eight meetings in 2008. During each of the six regularly scheduled meetings, the Risk Management Committee held an executive session without members of management present.

Community Reinvestment and Public Policy Committee

The Community Reinvestment and Public Policy Committee is responsible for reviewing and considering our position and practices on matters of public interest and public responsibility and similar issues involving our relationship with the community at large. This includes reviewing our activities, performance and compliance with the Community Reinvestment Act and fair lending regulations, and reviewing our policies and procedures with respect to sustainability and corporate political contributions. The Community Reinvestment and Public Policy Committee held four meetings in 2008. During each of the four regularly scheduled meetings, the Community Reinvestment and Public Policy Committee held an executive session without members of management present.

Executive Committee

The Executive Committee has authority to exercise all powers of the Board of Directors between regularly scheduled Board meetings. The Executive Committee did not meet in 2008.

Role of Lead Director

Our Board of Directors has established guidelines with respect to the role of our lead director. In the absence of an independent chairman, the lead director has the following responsibilities:

•	lead executive sessions of the Board’s independent or non-management directors, and preside at any session of the Board where the chairman is not present;

•	act as a regular communication channel between our independent directors and the chief executive officer;

•	set the Board’s agenda jointly with the chief executive officer;

•	approve Board meeting schedules to assure there is sufficient time for discussion of all agenda items;

•	oversee the scope, quantity and timing of the flow of information from management to the Board;

•	be the representative of the independent directors in discussions with our major shareholders regarding their concerns and expectations;

•	have the authority to call special Board meetings or special meetings of the independent directors;

•	approve the retention of consultants who report directly to the Board;

•	assist the Board and company officers in assuring compliance with and implementation of the U.S. Bancorp Corporate Governance Guidelines;

•	advise the independent Board committee chairmen in fulfilling their designated roles and responsibilities to the Board;

•	review shareholder communications addressed to the full Board or to the lead director; and

•	interview, along with the chairman of the Governance Committee, all Board candidates and make recommendations to the Governance Committee and the Board.

Majority Vote Standard for Election of Directors

Our Amended and Restated Bylaws provide that in uncontested elections a nominee for director will be elected to the Board if the number of votes cast “FOR” the nominee’s election exceeds the number of votes cast “AGAINST” that nominee’s election. The vote standard for directors in a contested election is a plurality of the votes cast at the meeting.

Our Corporate Governance Guidelines provide that director nominees must submit a contingent resignation in writing to the Governance Committee, which becomes effective if the director fails to receive a sufficient number of votes for re-election at the annual meeting of shareholders and the Board accepts the resignation. The Board will nominate for election or re-election as director only candidates who have tendered such a contingent resignation.

The Corporate Governance Guidelines further provide that if an incumbent director fails to receive the required vote for re-election, our Governance Committee will act within 90 days after certification of the shareholder vote to determine whether to accept the director’s resignation, and will submit a recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

If each member of the Governance Committee fails to receive the required vote in favor of his or her election in the same election, then those independent directors who did receive the required vote will appoint a committee amongst themselves to consider the resignations and recommend to the Board whether to accept them. However, if the only directors who received the required vote in the same election constitute three or fewer directors, all directors may participate in the decision regarding whether to accept the resignations.

Each director nominee named in this proxy statement has tendered an irrevocable resignation as a director in accordance with our Corporate Governance Guidelines, which resignation will become effective if he fails to receive the required vote for election at the annual meeting and the Board accepts his resignation.

Executive Sessions of the Board

Our non-employee directors meet in executive session at each regular meeting of the Board without the chief executive officer or any other member of management present, and the independent directors meet alone on an annual basis. The lead director presides at all of these sessions. The role of lead director is rotated annually among the chairmen of each committee other than the Executive Committee. The chairman of the Community Reinvestment and Public Policy Committee is currently acting as the lead director.

Director Policies

Policy Regarding Service on Other Boards.  Our Board of Directors has established a policy that restricts our directors from serving on the boards of directors of more than three public companies in addition to their service on our Board of Directors unless the Board determines that such service will not impair their service on the U.S. Bancorp Board. Currently, no directors exceed this restriction.

Policy Regarding Attendance at Annual Meetings.  We encourage, but do not require, our Board members to attend the annual meeting of shareholders. Last year all of our directors attended the annual shareholders’ meeting.

Retirement Policy.  Our Board of Directors has established a guideline that an independent director retire at the first annual meeting of shareholders held after his or her 72nd birthday.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

Recent Developments.  The compensation philosophy described here underlies the compensation decisions made by the Compensation and Human Resources Committee (the “Compensation Committee”) relating to the 2008 compensation of our executive officers. The cash incentive bonus and long-term equity incentive compensation portions of the 2008 compensation package for our executives were determined at the January 2009 meeting of the Compensation Committee. Since that time, significant new restrictions have been imposed on the compensation of our executive officers under the American Recovery and Reinvestment Act of 2009 (the “ARRA”).

In November 2008, our company participated in the Capital Purchase Program of the government’s Troubled Asset Relief Program (“TARP”) by issuing preferred stock and warrants to the U.S. Department of the Treasury. As a TARP participant, we will be prohibited under the ARRA from, among other things, paying or accruing any bonus, retention award or incentive compensation to our 25 most highly compensated employees, including all of our executive officers, for 2009 and during the remainder of the time period of our TARP participation. An incentive payment in the form of long-term restricted stock may be permitted to be granted to these individuals. The Compensation Committee will consider these new limits and their impact on the compensation program for its executive officers for 2009, which will necessarily differ significantly from the structure described below during the remaining time period of our TARP participation.

The ARRA contained numerous other restrictions on executive compensation, which are reflected in this Compensation Discussion and Analysis to the extent they impact this discussion.

Guiding Principles.  U.S. Bancorp’s compensation philosophy is to structure compensation awards for members of our executive management to directly align their interests with those of our shareholders. Our executive compensation program is intended to attract, motivate, reward and retain the management talent required to achieve our corporate objectives and increase shareholder value, while at the same time making the most efficient use of shareholder resources. This compensation philosophy puts a strong emphasis on pay for performance, and has emphasized equity awards as a significant component in order to correlate the long-term growth of shareholder value with management’s most significant compensation opportunities. At the same time, the company recognizes the risks inherent in putting too great an emphasis on any one form of equity award, and has implemented its goal of aligning management’s interests with those of our shareholders by using a mix of equity awards that reduces the motivation toward excessive risk-taking behaviors.

The three primary components of total direct compensation for our senior executives are:

•	base salary;

•	annual cash incentive bonus opportunity; and

•	long-term, equity-based incentive compensation.

On a longer-term basis, we also provide members of senior management with retirement benefits that are earned over their career with U.S. Bancorp.

Historically, the relative weighting of the three components of compensation has been designed to strongly reward long-term performance by heavily emphasizing the proportion of long-term equity compensation. In light of the changing economic environment and the heightened sensitivity to incentives that encourage management risk-taking, the Compensation Committee, with the support of its independent compensation advisor, determined to reallocate the relative weightings of these components beginning in July 2008. This reallocation was intended to place more emphasis on base pay and total cash compensation and to decrease the relative long-term equity component of compensation as a percentage of an executive’s total compensation. The relative proportions of base salary, annual cash incentive and long-term equity compensation described here will necessarily be modified for 2009 compensation and during the remaining time period of our TARP participation.

•	Base pay for 2008 was modified mid-year to be targeted at median market levels for each executive officer, other than the chief executive officer, and typically represents approximately 20% of total compensation. Previously, base salary was generally below median and ranged from 12% to 18% of total compensation. This increase in proportion of base salary is part of an overall increase in the proportion of cash compensation of total compensation, and was intended, in part, to moderate the incentives for risk-taking that may arise from greater emphasis on incentive compensation.

•	Each executive officer’s target level for the annual cash incentive award for 2008 was at approximately the 60th to 75th percentile level of annual cash bonuses in our peer group. Actual payments received as annual cash incentive bonuses depend on the achievement of annual performance objectives that are established in advance of the performance year being measured. These objectives relate to financial and operational goals as well as performance compared to peer companies and individual performance, and are described further below under “Components of our Compensation Program.” At target bonus levels, this component of pay would represent approximately 20% to 25% of total compensation. Under this compensation structure, if target bonus levels are met, total annual cash compensation has the potential to be as much as 45% of total compensation, compared to approximately 35% to 37% in prior years. Under the ARRA, cash incentive payments for 2009 and the remaining duration of our TARP participation will be prohibited.

•	The long-term equity component has been the most significant portion of total annual compensation, representing 55% to 60% of total compensation. Equity compensation represents an opportunity to earn value in future years to the extent there is long-term growth in shareholder value through stock appreciation. The amount of the long-term equity award is typically not impacted significantly by a single year’s performance, and is meant to be a long-term incentive that promotes higher level performance over a several-year period. For the grants made in 2009 as part of the 2008 compensation package, the Compensation Committee determined to award one-half of the grant value of long-term incentive awards in the form of stock options and one-half in the form of performance-based restricted stock units. This was a significant change from its historical approach of awarding 100% of the grant value of long-term awards in the form of stock options, and reflects a shift in compensation design to reduce incentives to take excessive risks while continuing to align management incentives with shareholders’ interests, as discussed in more detail below under “Components of Compensation Program—Long-term Incentive Awards.” The ultimate value of the performance-based restricted stock unit awards is dependent on our company’s performance against pre-established internal goals and relative performance against our peer group, as well as future stock price appreciation. Under the ARRA, any long-term incentive award will not be permitted to exceed one-third of an executive’s total compensation, and there will be restrictions on the form of these awards.

Stock Ownership.  The Compensation Committee believes that the ownership of our common stock by senior management directly aligns their interests with those of our other shareholders and also helps balance the incentives for risk-taking inherent in equity-based awards. The Compensation Committee established stock ownership guidelines for executive officers in 2002. The requirement for the chief executive officer is ownership of stock valued at five times current annual salary. The stock ownership requirement for other executive officers is ownership of stock valued at four times current annual salary. All of the executive officers named in the Summary Compensation Table in this proxy statement currently hold sufficient amounts of our common stock to meet or exceed the stock ownership requirements.

Company-wide Pay Philosophy.  Our company firmly believes that, while the strategic and leadership responsibilities of executive management require commensurate levels of compensation, the contributions of our other managers and employees are also critical to our long-term success. These individuals must also have compensation opportunities that are competitive in the marketplace and in proportion to their contributions and responsibilities. Their compensation program should involve greater risks and rewards as they gain levels of increased responsibility with U.S. Bancorp. In 2008, which was a very challenging year for U.S. Bancorp because of economic and marketplace conditions, our senior management employees who were not executive officers received annual cash bonuses that were below target levels, but that were reduced to a lesser degree than the executive management bonuses. The overall award pool for this group was funded at 72% of aggregate target level. The overall funding for this group was based on a new, formulaic approach based on the overall performance of our company and the performance of the individual business lines. In determining the total award pool, the company’s overall performance as measured against an EPS target set at the beginning of the year was weighted 35%, and the performance of the business lines against their 2008 annual financial plan, also set at the beginning of the year, was weighted 65%. A pre-defined multiplier was then used to magnify the positive or negative percentage correlation between actual results and plan. This formulaic structure increases transparency and predictability for our employees, giving them confidence that incentive compensation will be paid if corporate goals are met by limiting discretionary modifications of the bonus pool by executive management, and clearly aligning their incentives with corporate performance and shareholder interests.

Components of our Compensation Program

Base Pay

Under the compensation structure followed by the Compensation Committee since July 2008, the levels of base salaries for our executive officers have been generally targeted at the median level of our peer group or, to the extent their experience warrants, at higher levels. An individual’s position relative to the median pay level is based on a variety of factors, including experience and tenure in a position, scope of responsibilities, individual performance, and personal contributions to corporate performance. Annual increases, if any, are based on these same factors. Highly experienced and long-tenured executives would not typically receive an increase in base pay each year. However, in July 2008, all members of our managing committee, other than our chief executive officer, received an increase of 15% in base pay to bring it to the peer median, as a result of the change in our compensation design to increase the proportion of base salary as part of an executive’s total direct compensation. In January 2009, however, all members of our managing committee, including our chief executive officer, elected to reduce their base salary by 5% as part of an effort to reduce corporate expense. Our managing committee is made up of our chief executive officer and his direct reports. The median pay levels are determined from survey information provided by nationally recognized consulting firms that gather compensation data from many companies. The specific companies included in the peer group are listed below under “Compensation Determination and Policies—Use of Consultants and Peer Group Analysis.”

Annual Cash Incentives

Under the compensation program in place for 2008, the executive officers named in the Summary Compensation Table below had an opportunity to receive cash incentives to reward them for achieving the corporate and business line financial objectives established in advance by the Compensation Committee as well as individual performance goals. These awards are granted under our 2006 Executive Incentive Plan (the “EIP”), which was approved by shareholders and is administered by the Compensation Committee.

Each year, the Compensation Committee has set a target percentage of base pay for each executive’s annual cash bonus amount. The target levels for 2008 were intended to give executives the opportunity for total annual cash compensation to be in approximately the 70th to 80th percentile range of our peer group, assuming corporate and individual performance met performance goals. Cash bonus targets for the executive officers named in the Summary Compensation Table below ranged from 120% to 225% of base salary. Consistent with our strong pay for performance philosophy and as described above, annual bonus targets were set at levels that made more than half of an executive officer’s total cash compensation dependent upon our financial results. At the end of the year, the Compensation Committee reviews various measures of corporate performance in order to determine the amount of an individual’s target bonus that will be awarded. The individual awards for 2008 performance granted to each of the executive officers named in the Summary Compensation Table below are discussed below under “Compensation of Individual Named Executive Officers.”

In considering cash bonus awards for 2008, the Compensation Committee reviewed corporate performance against:

•	an EPS goal that had been set by the Committee at the beginning of the fiscal year;

•	goals for individual business line operating income that had been established as part of our 2008 financial plan; and

•	a variety of corporate performance measures relative to our peers.

The Compensation Committee considered that U.S. Bancorp’s EPS for 2008 was $1.61, which was below the target of $2.71 that had been set by the Committee for 2008 performance. However, it was clear to the Committee at the time that compensation decisions were being made that U.S. Bancorp’s corporate performance would be among the best, if not the best, of our peer group in many of the standard industry performance measures. The Committee also recognized that the challenging and volatile economic climate had a substantial impact on overall corporate performance in 2008, and that the positive performance against the company’s peers resulted from a prudent approach to risk management and balance sheet management over the past several years. In addition, the Compensation Committee also gave significant weight to the fact that our business lines had together achieved 99% of their 2008 operating income goals in a challenging economic climate.

Although no targets were set with respect to industry performance measures, the Compensation Committee gave significant weight to our performance relative to the other nine financial institutions comprising our peer group with respect to the following items in determining to pay our senior executive officers a percentage of their target cash bonus amount:

One-Year Performance Relative to Peers

	U.S. Bancorp	Peer Median	Peer Group Rank

Return on Equity	13.9%	3.8%	1
Return on Assets	1.21%	0.33%	1
Efficiency Ratio	47.4%	62.9%	1
EPS Growth	(33.7)%	(68.6)%	2
Net Interest Margin	3.66%	3.30%	2
One-Year Total Shareholder Return	(16.6)%	(37.4)%	3
Growth in Net Charge Offs	129.7%	160.6%	3
Loan Growth	20.4%	7.5%	4
Deposit Growth	21.2%	11.7%	4

The maximum individual award that can be made under the 2006 Executive Incentive Plan is based on net income. The terms of the EIP set a maximum award level of 0.2% of net income for the performance year as the maximum award that can be given to any executive under the EIP for that year, and the factors described above are then used by the Compensation Committee to determine the appropriate lesser amount for an executive’s incentive bonus award. This maximum award amount was established principally to position the EIP to comply with IRS Section 162(m) regulations, and is not indicative of the expected level of actual awards.

In determining the appropriate amount for the cash bonus payments for these senior executive officers, the Compensation Committee first looked at the cash bonus formula that had been developed for administering the incentive plans that apply to the other senior managers and employees in the company and described above under “Compensation Philosophy—Company-wide Pay Philosophy.” For those incentive plans in 2008, this formula dictated the size of the cash bonus pools for each business line by weighting 35% of the pool amount on achievement of the corporate EPS goal and 65% of the pool amount on achievement of that business line’s operating income goals that were contained in their 2008 financial plans. In determining the final funding for each portion of the pool, a pre-defined multiplier was used to magnify the positive or negative percentage correlation between actual results and the financial plan. The business lines in the aggregate achieved 99% of their operating income targets for 2008, which translated into 96% funding for the 65% portion of the cash bonus targets, or 62% of the total award target. Unlike the result of application of the bonus formula for the other managers and employees, which used a measure of EPS that excluded certain extraordinary financial events that occurred during the year, no part of the bonus amount was earned for managing committee members under the corporate EPS portion of the formula. The Compensation Committee determined that a cash bonus award of 62% of target was appropriate for these senior executive officers because the business lines in the aggregate delivered very near targeted financial plan results relative to revenues and expenses, resulting in operating income at near-target levels during exceptionally difficult economic times, and because the award was based on the same formulaic approach the Compensation Committee had approved for determining the incentive awards to other senior managers and employees.

Our chief executive officer and chief financial officer decided to decline the cash bonuses awarded to them by the Compensation Committee in light of the company’s financial results not meeting the 2008 financial plan, the depressed level of the price of the company’s common stock, and the general economic environment. The rest of the managing committee received their cash bonuses at the end of January 2009.

The Compensation Committee also reviews and sets targets for the Annual Incentive Plan, the Relationship Manager Incentive Plan and the Performance Bonus Plan. These annual bonus plans apply to our employees other than the executive officers named in the Summary Compensation Table below. Consistent with our pay for performance philosophy, all employees are eligible for some form of annual incentive opportunity. The Compensation Committee also considers the recommendations of the chief executive officer for the compensation of each of the other executive officers.

Under the ARRA, we expect there to be a prohibition on payment of cash bonuses to executive officers with respect to performance for 2009 and during the remainder of the time period of our participation in the TARP. The Compensation Committee is considering the impact of the legislative and regulatory restrictions on its compensation program design.

Long-term Incentive Awards

Executive officers are also eligible for an annual long-term incentive compensation award. These awards are granted under the U.S. Bancorp 2007 Stock Incentive Plan, which was approved by shareholders and is administered by the Compensation Committee. Stock options, restricted stock, restricted stock units and other performance-based stock awards may be granted under the plan. The range of the potential dollar amounts of the long-term incentive awards has been primarily based on the peer group compensation surveys discussed below. In prior years, initial award targets had been set above the 75th percentile of our peer group, which was intended to bring total target compensation levels up to approximately the 55th to 65th percentile level of the peer group if corporate and individual performance targets were met. Until 2009, individual long-term incentive awards had generally been above this range, bringing total direct compensation (total cash compensation and long-term awards) up to the 65th to 95th percentile of the peer group. The Compensation Committee determined that, for the grants made in 2009, the target award for long-term incentive compensation should be set at or near the 75th percentile of our peer group. This target level is reduced from that set in prior years, to compensate for the increase in base salaries to median levels. U.S. Bancorp is above median in size compared to the peer group. The factors considered in setting individual awards include corporate performance and individual responsibilities and performance. The goal of the Compensation Committee in granting equity awards has been to encourage executives to take prudent and reasonable risks in managing the business and to make decisions based on long-term considerations for the shareholders, employees, customers and communities we serve.

For the four years prior to 2009, the entire long-term component of senior executive compensation was provided in the form of stock options that vest ratably over four years. In 2009, the Compensation Committee changed the form of the long-term component of compensation to a mix of 50% stock options and 50% performance-based restricted stock units. This change served several objectives of the Compensation Committee. The Compensation Committee recognized that equity grants in the form of 100% stock options may create the potential for heightened levels of risk-taking behavior. The restricted stock units align the incentives of executives with those of the shareholders while providing certainty of some level of payment, which moderates the incentives for excessive risk-taking by management. At the same time, the terms of the restricted stock units provide a performance-based feature in the number of units ultimately earned under each grant, which enhances the pay-for-performance aspect of this form of compensation. The awards also provide retention value during periods of extreme stock market volatility, and the Compensation Committee took into consideration that including some form of full-value shares in the long-term portion of total compensation was more consistent with the compensation structures of our peers. The long-term incentive award continues to include a portion in the form of stock options because they create value for the executive only if shareholder value is increased through an increased share price and are inherently performance-based. The Compensation Committee believes that the use of both restricted stock units and stock options creates a prudent balance between the certainty of some level of payment and risk of no payment.

The restricted stock units that make up 50% of the grant value of the 2009 long-term incentive award vest ratably over four years, and the number of shares subject to the award is initially based on the closing market price on the date of grant. However, the ultimate number of restricted stock units subject to the award is adjusted upward or downward at the end of the first year, based on corporate performance. At the time of grant, the Compensation Committee set one-year targets for the company’s ROE performance relative to its peer group and relative to the target contained in management’s financial plan for 2009. At the end of the first year following the grant date, the number of units subject to the grant may range from 25% to as much as 150% of the initial number of units, based on the company’s one-year performance against the ROE targets.

These adjustments are determined by reference to a sliding scale that takes into consideration the amount of variance from the ROE targets, which provides for a performance-based award while mitigating some incentives for risk-taking that may accompany an “all-or-nothing” adjustment. The Compensation Committee determined to use ROE as the performance measure for the restricted stock units because that measure reflects both the condition of the company’s balance sheet and the strength of its earnings, requiring a balance between the preservation of capital and the creation of income. The Compensation Committee believes that achievement of the ROE goals necessary to earn 100% of the target award to be moderately challenging in order to create incentives for superior performance without incentivizing unreasonable risk-taking that could be encouraged by goals that are not realistically achievable.

The stock options that make up 50% of the grant value of the 2009 long-term incentive award vest ratably over four years from the grant date and have a ten-year life. Their exercise price is equal to the closing market price on the date of grant. The number of option shares awarded was based on the same estimated fair value of an option to purchase one share of our common stock, determined using the Black-Scholes option-pricing model, used for financial reporting purposes under FAS 123R. These terms are the same as those of the options granted in 2008 and are the same as those granted to the approximately 2,700 other managers that are currently eligible for annual equity awards under the 2007 Stock Incentive Plan. The significant assumptions used in the calculation of the estimated Black-Scholes value of the March 2009 and January 2008 option awards were as follows:

Estimated life of option	2008 – 5 years	Risk free interest rate	2008 – 3.5%
	2009 – 5.5 years		2009 – 2.17%

Dividend yield of stock	2008 – 4.75%	Volatility	2008 – 18.7%
	2009 – 4.25%		2009 – 42.9%

Under the ARRA, we expect there to be a prohibition on the grant of long-term incentive awards, other than a limited amount of restricted stock, for 2009 compensation and during the remainder of the time period of our participation in the TARP. The Compensation Committee is considering the impact of the new legislative and regulatory restrictions on its compensation program design.

Compensation Determination and Policies

Determination of Compensation.  The Compensation Committee of the Board of Directors is composed entirely of independent outside directors and is responsible for setting our compensation policy. The Compensation Committee has responsibility for setting each component of compensation for the chief executive officer with the assistance and guidance of an independent professional compensation advisor. The Compensation Committee also sets the total compensation amount and composition for members of the Board of Directors. The chief executive officer and the executive vice president of human resources, with the help of an independent compensation consultant, develop initial recommendations for all components of compensation for the direct reports of the chief executive officer, and present their recommendations to the Compensation Committee for review and approval.

Use of Consultants and Peer Group Analysis.  Beginning in 2008, the Compensation Committee retained Frederic W. Cook & Co., Inc. to provide expertise regarding compensation program design, competitive practices and market trends, peer group analysis, and recommendations to the Compensation Committee for guidance in setting the pay of the chief executive officer and the other members of our managing committee. Using peer information as a point of reference, the Compensation Committee focuses on corporate, business line and individual performance in determining each component of compensation. In setting the compensation of our chief executive officer and the other members of our managing committee, the Compensation Committee used the same financial services peer group for comparative compensation data that management uses for annual financial performance comparisons. For 2008, this peer group was composed of the following companies: Bank of America Corporation, BB&T Corporation, Comerica Incorporated, Fifth Third Bancorp, KeyCorp, National City Bancorporation, The PNC Financial Services Group, Inc., Regions Financial Corporation, SunTrust Banks, Inc., Wachovia Corporation, Washington Mutual, Inc. and Wells Fargo &

Company. In light of the significant changes in the banking industry in the past year, the peer group for 2009 will be composed of the following companies:

Bank of America Corporation	The PNC Financial Services Group, Inc.
BB&T Corporation	Regions Financial Corporation
Fifth Third Bancorp	SunTrust Banks, Inc.
JPMorgan Chase & Co.	Wells Fargo & Company
KeyCorp

Most, but not all, of these peer group banks are also included in the Standard & Poor’s 500 Commercial Bank Index, which is used in the stock performance chart presented on page 117 of our 2008 Annual Report. The same peer group was used for comparative compensation data in setting the pay of our other executive officers. Peer group data for 2008 was based on annual survey information and publicly available data relating to the prior year’s compensation that is updated by the use of estimates, because the final compensation data for the peer group for the current calendar year was not yet available when the Compensation Committee made its determinations.

Risk Analysis.  As required by our participation in TARP, the Compensation Committee undertook to review our executive compensation program to assess whether any aspect of the program would encourage any of our senior executive officers to take any unnecessary or inappropriate risks that could threaten our company’s value. In this regard, the Compensation Committee met with our chief financial officer, chief credit officer and chief risk officer in the fourth quarter of 2008 to develop deeper understanding of the material risks that the Company currently faces. The Compensation Committee’s certification of its conclusions following this review is included below in the “Compensation Committee Report.”

We operate in a highly complex business environment, where we compete with many well-established financial institutions. Our long-term business objectives require that we increase our revenues year-over-year, maintain profitability in each year, and increase our share of the financial market. We believe that if we are successful in achieving these objectives, the results will inure to the financial benefit of our shareholders. Accordingly, we have designed our executive compensation program to reward our executives for achieving annual and long-term financial and business results that meet these objectives. Specifically, the amount of incentive compensation received by our executive officers is directly related to both company and individual performance results.

We recognize that, in general, the pursuit of these objectives could lead to behaviors that focus executives on short-term performance to increase their individual compensation, rather than on our long-term welfare. If this were to occur, it could weaken the link between pay and performance, and therefore, result in less correlation between the compensation delivered to our executives and the return realized by our shareholders.

During 2008, the Compensation Committee reviewed the elements and design of our compensation plans and programs to ensure that they are consistent with appropriate levels of risk-taking for our executives. Certain elements of our compensation plans and programs that encourage appropriate levels of risk-taking by our executives, including some changes resulting from Compensation Committee deliberations occurring over the past several years, include:

•	base salaries of senior executives were migrated to the median of the peer group, in part to provide executives sufficient base income to discourage excessive risk-taking intended to maximize short-term cash incentive payments;

•	long-term incentive compensation awards to senior executive officers were granted in the form of a mix of performance-based restricted stock units in addition to stock options, to introduce more certainty in the long-term incentive compensation, in order to mitigate incentives to take excessive risks;

•	in order to discourage excessive risk-taking, the performance feature that determines the ultimate number of restricted stock units granted to senior executives is determined by reference to a sliding scale rather than taking an “all-or-nothing” approach based on achievement of particular thresholds;

•	the annual financial plan includes meaningful, but reasonably achievable, EPS targets in order to discourage excessive risk-taking behavior; and

•	in addition to encouraging corporate financial performance, our compensation programs are designed to achieve other objectives such as retention and stability of management.

Policies for Equity Award Grants.  Stock options have been a critical component of our compensation strategy and our goal of aligning management’s interests with those of shareholders. Stock option awards for members of the managing committee have historically been made once a year at the January meeting of the Compensation Committee. For 2009, the Compensation Committee changed the form of equity awards granted to a mix of 50% stock options and 50% performance-based restricted stock units, both of which have a four-year vesting period. Previously, the equity awards granted by the Compensation Committee had consisted of 100% stock options. For the awards granted in 2008, stock option awards to members of the managing committee were approved at the January 2008 Compensation Committee meeting and the grant date and price were set at the closing price on the first day of the trading window period immediately following the regularly scheduled January meeting of the Board of Directors of U.S. Bancorp. The trading window period is the period of time in each calendar quarter in which our directors and officers who are not in possession of material nonpublic information are free to buy or sell our securities. The trading window period is generally a period of 20 trading days commencing on the first trading day after the day on which we release our quarterly or annual operating results. For the awards granted in 2009, the dollar value of the individual equity awards to the members of the managing committee was determined by the Compensation Committee at its January 2009 meeting and promptly communicated to all executive officers, but the grant date was March 2, 2009, the day of an additional Compensation Committee meeting relating to these awards. The option exercise price and the initial number of shares subject to the restricted stock unit grant used the closing price on that date. Both Mr. Davis and Mr. Cecere declined to accept the long-term incentives awarded to them by the Compensation Committee in 2009.

Since 2007, equity grants to new employees have been made only four times during the year. The grant date and exercise price were based on the closing price on the first day of the next trading window period following the date of hire. We have never had a program or practice of timing our equity grants to the release of non-public information with the purpose of affecting the value of executive compensation. The number of shares subject to each grant is determined based upon our stock price at the close of trading on the grant date and the estimated value of an option to purchase one share of our common stock, as determined by the Black-Scholes option-pricing model. New hire grants are made using delegated authority from the Compensation Committee to our chief executive officer in his capacity as a director. All delegation complies with applicable state law, the charter of the Compensation Committee and our applicable equity compensation plans.

Delegated authority may not be used to make grants to anyone who is an officer described in Section 16 of the Securities Exchange Act or who is a covered executive under Section 162(m) of the Internal Revenue Code, as amended. Those grants must be, and are, made by the Compensation Committee.

The Compensation Committee has maintained a consistent policy against repricing stock options, and option repricings are prohibited by our 2007 Stock Incentive Plan without shareholder approval.

Tax Deductibility of Pay.  As a participant in TARP, U.S. Bancorp is subject to additional restrictions on tax deductibility of pay under Section 162(m) of the Internal Revenue Code. For the time period of our participation in TARP, compensation paid to certain senior executive officers (generally, the executive officers named in the Summary Compensation Table below) is not deductible to the extent it exceeds $500,000. Compensation paid to those officers after November 14, 2008, the date of our participation in TARP, is subject to this limitation. As a result of this limitation, a pro-rata portion of the 2008 base salaries, cash bonuses and the ultimate value realized from equity awards to the executive officers named in the Summary Compensation Table below will not be deductible for tax purposes. In evaluating whether to apply for TARP funds, management considered the extra tax cost of its existing compensation structure and practices. Given the current base salaries of the executive officers named in the Summary Compensation Table below, the portion of their base salaries above $500,000, all of their cash bonuses, and all of the future value of their equity awards for 2009 will not be deductible.

Once we are no longer a participant in TARP, we will be subject to the standard limits of Section 162(m), which provides that compensation in excess of $1 million that is not paid pursuant to a plan approved by shareholders and does not satisfy the performance-based exception of Section 162(m) is not deductible as compensation expense by U.S. Bancorp. Compensation decisions for the executive officers are made with full consideration of the implications of Section 162(m). Although the Compensation Committee intends to structure arrangements in a manner that preserves deductibility under Section 162(m), it believes that maintaining flexibility is important and reserves the right to pay amounts or make awards that are nondeductible. The EIP and the U.S. Bancorp 2007 Stock Incentive Plan were approved by our shareholders and include the provisions necessary to make payments and grant awards that satisfy the performance-based exception under Section 162(m). Annual incentive bonuses under the EIP and stock option awards granted under the 2007 Stock Incentive Plan for 2008 were intended to meet the performance-based exception under Section 162(m).

Total Compensation and Tally Sheets.  The total annual compensation of the executive officers named in the Summary Compensation Table below is reviewed and approved by the Compensation Committee. Our peer group data would indicate that in 2008, the total annual compensation of these executive officers, other than our chief executive officer, generally fell within the 65th to 95th percentile range of total compensation for the comparable executives in the peer group. This positioning reflects a number of factors, including our relative size and market capitalization within our peer group. By this data, our chief executive officer’s total compensation was below the 25th percentile of the peer group. Prior year statistics, updated by the use of estimates, are used for comparative data because current year data is not available at the time of analysis. However, 2008 compensation amounts actually paid to executive officers in our peer group may differ significantly from these estimates, as a result of turbulence in the industry and in peer corporate performance during 2008, and therefore these estimates of benchmark positioning may not prove to be as accurate as they have been in prior years.

In addition to the review of total annual compensation, a tally sheet was prepared for the chief executive officer summarizing his total compensation for the past three calendar years, the current value of outstanding vested and unvested equity awards (both options and restricted stock) based on year-end fair market value (using the Black-Scholes option-pricing model for stock options), deferred compensation balances, pension benefits and the value of any perquisites. For the other executive officers named in the Summary Compensation Table below, the compensation amounts, equity awards, equity values, pension benefits and deferred compensation amounts for the tables in this proxy statement were reviewed by the Compensation Committee. The Compensation Committee believes these amounts were appropriate based on the compensation philosophy and structure described above.

During 2007, the Compensation Committee reviewed the change-in-control agreements we have with certain of our executive officers. The Compensation Committee compared the provisions of these agreements with the change-in-control agreements entered into by the companies in our peer group, and determined that the provisions of our current agreements are appropriate and should be kept in place. The Compensation Committee also took into account that we have a relatively young management team, including our chief executive officer, that the financial services industry is a consolidating industry, and that change-in-control agreements encourage executive officers to focus on long-term corporate growth and performance.

Recoupment of Annual Incentives.  The Compensation Committee has had a policy under which it would evaluate the facts and circumstances surrounding a restatement of earnings, if any, and, in its sole discretion, could recoup compensation paid to our chief executive officer, the members of the managing committee, and others as it deemed appropriate, if attributable to incorrectly reported earnings. As required by the terms of our participation in TARP, this policy has been strengthened so that, during the time prior to the repayment of TARP funds, U.S. Bancorp will recoup any cash bonuses or long-term incentive awards paid to the executive officers named in the Summary Compensation Table in that year’s proxy statement, and to any of the next 20 most highly compensated employees, based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate.

Compensation of Individual Named Executive Officers

Mr. Davis

Mr. Davis serves as our Chairman, President and Chief Executive Officer. Mr. Davis’s base pay in 2008 was $900,000, an increase of $50,000 (5.9%) over his pay in 2007. For 2009, Mr. Davis, along with the other managing committee members, elected to reduce his base salary by 5% as part of an effort to reduce corporate expense. Mr. Davis’s base pay is below the 25th percentile of the base salary range for a chief executive officer in our peer group. The Compensation Committee awarded Mr. Davis a cash incentive bonus of $1,255,500 under our EIP for the year ended December 31, 2008. This represented 62% of his target award. As discussed above, the Compensation Committee awarded to all members of the managing committee cash bonuses in an amount of 62% of their target awards. However, Mr. Davis declined to accept the award and received no cash bonus for 2008. His total cash compensation for 2008 was therefore $900,000, an increase of $50,000 (5.9%) over 2007. Like our other managing committee members, Mr. Davis did not receive a cash bonus in 2007. However, in 2007 he received a special award of restricted stock valued at $850,000 in lieu of a cash bonus. Considering this special award, his 2008 compensation, before the long-term incentive component, was lower by $800,000 than his 2007 compensation. Based on the data available for the chief executive officer peer group analysis, his total cash compensation for 2008 was below the 25th percentile level, primarily because Mr. Davis declined to accept the cash incentive bonus awarded to him by the Compensation Committee. If he had accepted the cash incentive bonus, his total cash compensation would have been at approximately the 35th percentile level using that analysis. However, 2008 cash and equity compensation amounts actually paid to executive officers in our peer group will likely differ significantly from prior year data, as a result of turbulence in the industry and in peer corporate performance during 2008, and therefore these estimates of benchmark positioning may not prove to be as accurate as they have been in prior years.

The Compensation Committee awarded to Mr. Davis a long-term incentive award in January 2009 for 2008 performance, valued at $5,000,000, the same value as his 2008 award (made in January 2008 for 2007). Mr. Davis declined to accept this award and therefore received no long-term incentive award in 2009. This award would have consisted of stock options to acquire shares of our common stock with an estimated Black-Scholes value of $2,500,000, and a performance-based restricted stock unit award with a grant date value of $2,500,000. Mr. Davis’s total direct compensation for 2008 therefore consisted solely of his base pay of $900,000, a decrease of $5,800,000 (87%) from his total direct compensation for 2007.

Mr. Cecere

Mr. Cecere serves as our Vice Chairman and Chief Financial Officer. Prior to March 2007, he served as our Vice Chairman, Wealth Management. Mr. Cecere’s base pay in 2008 was $564,375, which was an increase of $118,525 (26.6%) over 2007. All members of our managing committee except our chief executive officer received a 15% base pay increase on July 1, 2008, as part of the change in compensation design discussed above. On a full-year basis, his 2008 base salary was $603,750. In addition to the increase due to our compensation design change, the increase reflected Mr. Cecere’s strong performance as our chief financial officer. However, for 2009, Mr. Cecere, along with the other managing committee members, elected to reduce his base salary by 5% as part of an effort to reduce corporate expense. After these salary adjustments, Mr. Cecere’s annual base pay is at approximately the 60th percentile of the base salary range for a chief financial officer in our peer group. The Compensation Committee awarded Mr. Cecere a cash incentive bonus of $525,000 under our EIP for the year ended December 31, 2008. This represented 62% of his target award. As discussed above, the Compensation Committee awarded to all members of the managing committee cash bonuses in an amount of 62% of their target awards. Like Mr. Davis, Mr. Cecere declined to accept the award and received no cash incentive bonus for 2008. His total cash compensation for 2008 was therefore $564,375, an increase of $118,525 (26.6%) over 2007. Like our other managing committee members, Mr. Cecere did not receive a cash bonus in 2007. However, in 2007 he received a special award of restricted stock valued at

$440,000 in lieu of a cash bonus. Considering this special award, his 2008 compensation, before the long-term incentive component, was lower by $321,475 than his 2007 compensation. Based on the data available for the chief financial officer peer group analysis, his total cash compensation for 2008 ranked below the 25th percentile of total cash compensation for chief financial officers, primarily because Mr. Cecere declined to accept the cash incentive bonus awarded to him by the Compensation Committee. If he had accepted the cash incentive bonus, his total cash compensation would have been at approximately the 55th percentile level using that analysis. However, 2008 cash and equity compensation amounts actually paid to executive officers in our peer group will likely differ significantly from prior year data, as a result of turbulence in the industry and in peer corporate performance during 2008, and therefore these estimates of benchmark positioning may not prove to be as accurate as they have been in prior years.

The Compensation Committee awarded to Mr. Cecere a long-term incentive award in January 2009 for 2008 performance, valued at $3,000,000, the same value as his 2008 award (made in January 2008 for 2007). Mr. Cecere declined to accept this award and therefore received no long-term incentive award in 2009. This award would have consisted of stock options to acquire shares of our common stock with an estimated Black-Scholes value of $1,500,000, and a performance-based restricted stock unit award with a grant date value of $1,500,000. Mr. Cecere’s total direct compensation for 2008 therefore consisted solely of his base pay of $564,375, a decrease of $3,321,475 (85%) from his total direct compensation for 2007.

Mr. Chenevich

Mr. Chenevich serves as our Vice Chairman, Technology and Operations Services. Mr. Chenevich’s base pay in 2008 was $537,525, which was an increase of $62,525 (13.2%) from 2007. All members of our managing committee except our chief executive officer received a 15% base pay increase on July 1, 2008, as part of the change in compensation design discussed above. On a full-year basis, his 2008 annual base salary was $575,000. However, for 2009, Mr. Chenevich, along with the other managing committee members, elected to reduce his base salary by 5% as part of an effort to reduce corporate expense. After these salary adjustments, Mr. Chenevich’s annual base pay is at approximately the 60th percentile, based on our peer group data. Mr. Chenevich received a $416,500 cash incentive award for 2008 under our EIP. This represented 62% of his target award. As discussed above, the Compensation Committee awarded to all members of the managing committee cash bonuses in an amount of 62% of their target awards. His total cash compensation for 2008 was $954,025, an increase of $479,025 (101%) over 2007. This is primarily due to the fact that, like our other managing committee members, Mr. Chenevich did not receive a cash incentive award in 2007. However, in 2007 he received a special award of restricted stock units valued at $300,000 in lieu of a cash incentive bonus. Considering this special award, his 2008 compensation, before his long-term incentive component, increased by $179,025. Based on the data available for executive officers in our peer group, his 2008 incentive bonus brought his total cash compensation up to approximately the 45th percentile among vice chairmen serving as a chief information officer with operations responsibilities. However, 2008 cash and equity compensation amounts actually paid to executive officers in our peer group will likely differ significantly from prior year data, as a result of turbulence in the industry and in peer corporate performance during 2008, and therefore these estimates of benchmark positioning may not prove to be as accurate as they have been in prior years.

Mr. Chenevich also received a long-term incentive award on March 2, 2009 for 2008 performance, valued at $2,250,000, a $250,000 decrease from his 2008 award (made in January 2008 for 2007). This long-term equity award consisted of stock options to acquire 309,917 shares of our common stock with an estimated Black-Scholes value of $1,125,000, and a performance-based restricted stock unit award with a grant date value of $1,125,000. The number of restricted stock units initially granted, based on the closing market price of our common stock on the date of grant, was 85,878 units. As described in more detail above under “Components of our Compensation Program—Long-term Incentive Awards,” the number of units under this award is subject to increase or decrease after one year based on the company’s performance against certain predetermined performance targets. This total equity award was estimated to be among the highest for a vice chairman serving as a chief information officer with operations responsibilities. His total direct compensation for 2008 (base pay, annual cash incentive award and 2009 long-term incentive award) was $3,204,025, a decrease of $70,975 (2%) from his total direct compensation for 2007.

Mr. Hartnack

Mr. Hartnack serves as our Vice Chairman, Consumer Banking. Mr. Hartnack’s base pay in 2008 was $564,375, which was an increase of $54,375 (11%) from 2007. All members of our managing committee except our chief executive officer received a 15% base pay increase on July 1, 2008, as part of the change in compensation design discussed above. On a full-year basis, his 2008 annual base salary was $603,750. However, for 2009, Mr. Hartnack, along with the other managing committee members, elected to reduce his base salary by 5% as part of an effort to reduce corporate expense. After these salary adjustments, Mr. Hartnack’s annual base pay is at approximately the 65th percentile, based on our peer group data. Mr. Hartnack received a $490,000 cash incentive award for 2008 under our EIP. This represented 62% of his target award. As discussed above, the Compensation Committee awarded to all members of the managing committee cash bonuses in an amount of 62% of their target awards. His total cash compensation for 2008 was $1,054,375, an increase of $544,375 (107%) over 2007. This is primarily due to the fact that, like our other managing committee members, Mr. Hartnack did not receive a cash incentive award in 2007. However, in 2007 he received a special award of restricted stock valued at $360,000 in lieu of a cash incentive bonus. Considering this special award, his 2008 compensation before his long-term incentive component increased by $184,375. Based on the data available for executive officers in our peer group, his 2008 incentive bonus brought his total cash compensation up to approximately the 45th percentile for executive officers with responsibilities similar to Mr. Hartnack’s. However, 2008 cash and equity compensation amounts actually paid to executive officers in our peer group will likely differ significantly from prior year data, as a result of turbulence in the industry and in peer corporate performance during 2008, and therefore these estimates of benchmark positioning may not prove to be as accurate as they have been in prior years.

Mr. Hartnack received a long-term incentive award on March 2, 2009 for 2008 performance, valued at $1,600,000, the same as his 2008 award (made in January 2008 for 2007). This long-term equity award consisted of stock options to acquire 220,386 shares of our common stock with an estimated Black-Scholes value of $800,000, and a performance-based restricted stock unit award with a grant date value of $800,000. The number of restricted stock units initially granted, based on the closing market price on the date of grant, was 61,069 units. As described in more detail above under “Components of our Compensation Program—Long-term Incentive Awards,” the number of units under this award is subject to increase or decrease after one year based on the company’s performance against certain predetermined performance targets. This total equity award was estimated to be at the 75th percentile of long-term equity awards for executives in similar positions in our peer group, again based on prior year data, updated by estimates, available at the time of analysis. His total direct compensation for 2008 (base pay, annual cash incentive award and 2009 long-term incentive award) was $2,654,375, an increase of $184,375 (7.5%) over his total direct compensation for 2007.

Mr. Mitau

Mr. Mitau serves as our Executive Vice President and General Counsel. Mr. Mitau’s base pay in 2008 was $413,875, which was an increase of $38,875 (10.4%) over 2007. All members of our managing committee except our chief executive officer received a 15% base pay increase on July 1, 2008, as part of the change in compensation design discussed above. On a full-year basis, his 2008 annual base salary was $442,750. However, for 2009, Mr. Mitau, along with the other managing committee members, elected to reduce his base salary by 5% as part of an effort to reduce corporate expense. After these salary adjustments, Mr. Mitau’s annual base pay is at approximately the 55th percentile, based on our peer group data. Mr. Mitau received a $308,000 cash incentive award for 2008 under our EIP. This represented 62% of his target award. As discussed above, the Compensation Committee awarded all members of the managing committee cash bonuses in an amount of 62% of their target awards. His total cash compensation for 2008 was $721,875, an increase of $346,875 (92%) over 2007. This is primarily due to the fact that, like our other managing committee members, Mr. Mitau did not receive a cash incentive award in 2007. However, in 2007 he received a special award of restricted stock units valued at $225,000 in lieu of a cash incentive bonus. Considering this special award, his 2008 compensation, before his long-term incentive component, increased by $121,875. Based on the data available for executive officers in our peer group, his 2008 incentive bonus brought his total cash compensation up to approximately the 50th percentile for executive officers in similar positions. However,

2008 cash and equity compensation amounts actually paid to executive officers in our peer group will likely differ significantly from prior year data, as a result of turbulence in the industry and in peer corporate performance during 2008, and therefore these estimates of benchmark positioning may not prove to be as accurate as they have been in prior years.

Mr. Mitau also received a long-term incentive award on March 2, 2009 for 2008 performance, valued at $1,200,000, a $100,000 decrease from his 2008 award (made in January 2008 for 2007). This long-term equity award consisted of stock options to acquire 165,289 shares of our common stock with an estimated Black-Scholes value of $600,000, and a performance-based restricted stock unit award with a grant date value of $600,000. The number of restricted stock units initially granted, based on the closing market price on the date of grant, was 45,802 units. As described in more detail above under “Components of our Compensation Program—Long-term Incentive Awards,” the number of units under this award is subject to increase or decrease after one year based on the company’s performance against certain predetermined performance targets. This total equity award was estimated to be among the highest in the peer group for his position. His total direct compensation for 2008 (base pay, annual cash incentive award and 2009 long-term incentive award) was $1,921,875, an increase of $21,875 (1.2%) over his total direct compensation for 2007.

Compensation Committee Report

The Compensation Committee has reviewed and evaluated the compensation arrangements of U.S. Bancorp for the executive officers named in the Summary Compensation Table in this proxy statement with the chief financial officer, chief credit officer, and chief risk officer of U.S. Bancorp to determine whether such arrangements encourage excessive and unnecessary risk for U.S. Bancorp. The Compensation Committee certifies that is has reviewed with senior risk officers the compensation arrangements that apply to the executive officers of U.S. Bancorp named in the Summary Compensation Table in this proxy statement and has made reasonable efforts to ensure that such arrangements do not encourage excessive and unnecessary risks that threaten the value of U.S. Bancorp. A further discussion of the Compensation Committee’s risk review and evaluation is included above under the heading “Compensation Determination and Policies—Risk Analysis.”

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our 2008 Annual Report on Form 10-K.

Compensation and Human Resources Committee of the Board of Directors of U.S. Bancorp

Jerry W. Levin, Chairman	Richard G. Reiten
Arthur D. Collins, Jr.	Patrick T. Stokes

Summary Compensation Table

The following table shows the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by individuals who served as our chief executive officer or chief financial officer and each of our three other most highly compensated executive officers during fiscal year 2008.

Summary Compensation Table

						Change in
						Pension
						Value and
						Non-
					Non-Equity	Qualified
					Incentive	Deferred
					Plan	Compen-
			Stock	Option	Compen-	sation	All Other
Name and		Salary	Awards	Awards	sation	Earnings	Compensation		Total
Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)		($)

Richard K. Davis	2008	900,034	271,660	3,565,017	—	221,462	15,596	(6)	4,973,769
Chairman, President and	2007	850,032	46,158	2,874,827	—	609,672	14,170		4,394,859
Chief Executive Officer	2006	625,024	99,678	2,421,794	1,500,000	1,248,437	21,563		5,916,496
Andrew Cecere	2008	564,397	222,890	1,758,434	—	—	14,097	(7)	2,559,818
Vice Chairman and	2007	445,850	111,331	1,296,800	—	177,356	12,432		2,043,769
Chief Financial Officer	2006	400,015	145,028	1,337,754	625,000	100,023	12,023		2,619,843
William L. Chenevich	2008	537,521	336,787	3,838,698 (8)	416,500	228,895	26,108	(9)	5,384,509
Vice Chairman,	2007	475,018	150,624	2,291,506	—	501,385	27,528		3,446,061
Technology and	2006	475,018	196,215	1,819,626	565,000	1,283,938	28,562		4,368,359
Operations Services
Richard C. Hartnack	2008	564,397	115,057	1,276,733	490,000	165,636	25,975	(10)	2,637,798
Vice Chairman,	2007	510,020	—	1,081,613	—	214,345	18,015		1,823,993
Consumer Banking	2006	510,020	—	1,005,382	600,000	254,872	18,095		2,388,369
Lee R. Mitau	2008	413,891	286,952	2,146,018 (8)	308,000	358,380	24,446	(11)	3,537,687
Executive Vice President	2007	375,014	87,586	2,258,103	—	240,704	17,387		2,978,794
and General Counsel	2006	375,014	117,320	1,684,245	405,000	260,968	11,963		2,854,510

(1)	Includes any amounts deferred at the direction of the executive officer pursuant to the U.S. Bancorp 401(k) Savings Plan and the U.S. Bancorp 2005 Executive Employees Deferred Compensation Plan, as applicable.

(2)	The amounts in this column are calculated based on FAS 123R and equal the financial statement compensation expense for restricted stock and restricted stock unit awards as reported in our consolidated statement of income for the fiscal year, except the amounts reported in the table have been adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. Under FAS 123R, a pro-rata portion of the total expense at the time the restricted award is granted is recognized over the applicable service period generally corresponding with the vesting schedule of the grant. The expenses reported in this column relate to restricted stock grants originally made on January 20, 2004, and restricted stock and restricted stock unit grants made on January 16, 2008. The original total cost of these awards was based on the number of shares or units awarded and the fair market value of the U.S. Bancorp common stock on the date the grant was made. We made performance-based restricted stock unit awards to these officers in March 2009. Messrs. Davis and Cecere declined to accept their 2009 performance-based restricted stock awards. The 2009 awards are discussed in the Compensation Discussion and Analysis section of this proxy statement. In accordance with FAS 123R, none of the compensation expense related to the March 2009 awards is included in this column.

(3)	The amounts in this column are calculated based on FAS 123R and equal the financial statement compensation expense for stock option awards as reported in our consolidated statement of income for the fiscal year, except the amounts reported in the table have been adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. Under FAS 123R, a pro-rata portion of the total expense at the time of grant is recognized over the applicable service period generally corresponding with the vesting schedule of the grant. Since January 2004, we typically have made annual grants to the officers named above, and to the other members of the managing committee, in January of each year. The initial expense is based on the fair value of the stock option grants as estimated using the Black-Scholes option-pricing model. The assumptions used to arrive at the Black-Scholes value are disclosed in the following notes to our consolidated financial statements: (i) Note 18 in our 2008 Annual Report on Form 10-K, (ii) Note 17 in our 2007 and 2006 Annual Reports on Form 10-K, and (iii) Note 19 in our 2005 Annual Report on Form 10-K. We made stock option awards to these officers in March 2009. Messrs. Davis and Cecere declined to accept their 2009 stock option awards. The 2009 awards are discussed in the Compensation Discussion and Analysis section of this proxy statement. In accordance with FAS 123R, none of the compensation expense related to the March 2009 awards is included in this column.

(4)	Except for Mr. Hartnack’s 2007 and 2006 awards, the amounts in this column relate to awards granted under our 2006 Executive Incentive Plan. That plan and these awards are discussed above in the Compensation Discussion and Analysis section of this proxy statement. For 2008, the Board of Directors approved awards of $1,255,500 and $525,000 for Messrs. Davis and Cecere, respectively. Those awards are not reflected in this column because Messrs. Davis and Cecere declined to accept the awards. Mr. Hartnack’s 2007 and 2006 awards were granted under our Annual Incentive Plan.

(5)	The amounts in this column represent the increase in the actuarial net present value of all future retirement benefits under the U.S. Bancorp Pension Plan and the U.S. Bancorp Non-Qualified Retirement Plan. The increase in value is primarily due to the increase in the age of the officers and the officers’ years of service. All of the pension benefits for Messrs. Davis and Chenevich are based on their respective highest five consecutive years average pay. Mr. Hartnack is eligible for a fixed amount of total retirement benefit, which is reduced by benefits he earned at his former employers, as further explained below under the heading “Pension Benefits—Supplemental Retirement Benefits.” For Messrs. Cecere and Mitau, the aggregate supplemental benefits are based on their respective final three consecutive years average pay, and their remaining pension benefits are based on their respective highest five consecutive years average pay. Pay includes both base pay and cash incentive awards earned in the applicable year. For Mr. Cecere, no amount is included in this column for 2008, because the actuarial net present value of his future retirement benefits decreased.

The net present values of the pension benefits as of December 31, 2006, 2007, and 2008, used to calculate the net change in pension benefits were determined using the same assumptions used to determine our pension obligations and expense for financial statement purposes. See Note 17 to our consolidated financial statements included in our 2008 Annual Report on Form 10-K for these specific assumptions. Additional information about our Pension Plan and Non-Qualified Retirement Plan is included below under the heading “Pension Benefits.” We have not provided above-market or preferential earnings on any nonqualified deferred compensation and, accordingly, no such amounts are reflected in this column.

(6)	Includes parking reimbursement of $3,055; a matching contribution by U.S. Bancorp into the 401(k) Savings Plan of $9,200; and home security system costs of $3,341. On a few occasions during 2008, Mr. Davis used corporate aircraft for personal purposes, which includes a family member accompanying him on business-related flights, and in each case, Mr. Davis reimbursed the company for all aggregate incremental cost to the company of such usage.

(7)	Includes parking reimbursement of $3,055; a matching contribution by U.S. Bancorp into the 401(k) Savings Plan of $9,200; home security system costs of $817; and reimbursement of financial planning expenses of $1,025.

(8)	Under the terms of our standard stock option agreement, at age 59 1/2 with ten years of service, an employee meets certain retirement eligibility criteria that allow the option to continue to vest after termination of employment and give the employee the full remaining term of the option to exercise. In 2006, we changed our accounting practices as part of our adoption of FAS 123R to record the expense of an option over the period to the date an employee meets these retirement criteria, if that period is less than the vesting time period of the stock option. Because of this change, Mr. Chenevich’s and Mr. Mitau’s option expense was higher than the average level of their respective annual awards over the last four years. Mr. Chenevich will meet the retirement eligibility criteria in April 2009, and Mr. Mitau met the retirement eligibility criteria in April 2008. In addition, as shown in the Grants of Plan-Based Awards Table, Mr. Mitau received two “reload” stock option grants that also contributed to his higher than average option expense.

(9)	Includes executive physical of $11,069; parking reimbursement of $3,055; a matching contribution by U.S. Bancorp into the 401(k) Savings Plan of $9,200; home security system costs of $1,382; and reimbursement of financial planning expenses of $1,402.

(10)	Includes executive physical of $335; parking reimbursement of $3,055; a matching contribution by U.S. Bancorp into the 401(k) Savings Plan of $9,200; and reimbursement of financial planning expenses of $13,385.

(11)	Includes executive physical of $1,278; parking reimbursement of $3,055; a matching contribution by U.S. Bancorp into the 401(k) Savings Plan of $9,200; and reimbursement of financial planning expenses of $10,913.

Grants of Plan-Based Awards

The following table summarizes the equity and non-equity plan-based awards granted in 2008 to the executive officers named in the Summary Compensation Table. This table does not include the equity awards granted in 2009, which are discussed above. The first line of information for each executive contains information about the 2008 cash awards (paid in January 2009) that each executive was eligible for under our 2006 Executive Incentive Plan, and the remaining information relates to restricted stock, restricted stock units, and stock options granted in 2008 under our 2007 Stock Incentive Plan.

Grants of Plan-Based Awards

			Date of			All Other	All
			Compensation			Stock	Other Option	Exercise
			Committee			Awards:	Awards:	or Base	Grant Date
			Meeting	Estimated Future Payouts		Number of	Number of	Price of	Fair Value of
			at Which	Under Non-Equity Incentive		Shares of	Securities	Option	Stock and
	Grant		Grant Was	Plan Awards(1)		Stock or	Underlying	Awards	Option
Name	Date		Approved	Target($)	Maximum ($)(2)	Units (#)	Options(#)	($/Sh)	Awards ($)(3)

Richard K. Davis	—		—	2,025,000	5,891,000	—	—	—	—
	1/16/08	(4)	1/14/08	—	—	27,384	—	—	850,000
	1/16/08	(5)	1/14/08	—	—	—	1,457,726	31.04	5,000,000
Andrew Cecere	—		—	846,565	5,891,000	—	—	—	—
	1/16/08	(4)	1/14/08	—	—	14,175	—	—	440,000
	1/16/08	(5)	1/14/08	—	—	—	874,636	31.04	3,000,000
William L. Chenevich	—		—	671,875	5,891,000	—	—	—	—
	1/16/08	(4)	1/14/08	—	—	9,665	—	—	300,000
	1/16/08	(5)	1/14/08	—	—	—	728,863	31.04	2,500,000
Richard C. Hartnack	—		—	790,125	5,891,000	—	—	—	—
	1/16/08	(4)	1/14/08	—	—	11,598	—	—	360,000
	1/16/08	(5)	1/14/08	—	—	—	466,472	31.04	1,600,000
Lee R. Mitau	—		—	496,650	5,891,000	—	—	—	—
	1/16/08	(4)	1/14/08	—	—	7,249	—	—	225,000
	1/16/08	(5)	1/14/08	—	—	—	379,009	31.04	1,300,000
	5/1/08	(6)	4/20/99	—	—	—	24,667	34.93	42,181
	5/1/08	(6)	4/20/99	—	—	—	123,005	34.93	210,339

(1)	These columns show the potential payments for each of these executive officers under our EIP in 2009, for 2008 performance. Additional information regarding our EIP is included above in “Compensation Discussion and Analysis—Components of our Compensation Program—Annual Cash Incentives.” The actual bonus incentive amounts paid based on our performance are reported above in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. As discussed above in the

Compensation Discussion and Analysis section of this proxy statement, Messrs. Davis and Cecere declined to accept their cash incentive bonus amounts for 2008.

(2)	Our EIP provides the opportunity for each participant in the plan to earn a bonus incentive amount equal to or less than 0.2% of our net income for the performance year. Our net income for the 2008 fiscal year was $2.946 billion, and 0.2% of net income was $5.891 million.

(3)	The fair value of restricted stock and restricted stock unit awards was calculated using the closing market price of a share of our common stock on the grant date. The Black-Scholes option pricing model was used to estimate the grant date fair value of the options in this column. Use of this model should not be construed as an endorsement of its accuracy. All stock option pricing models require predictions about the future movement of the stock price. The assumptions used to develop the grant date valuations for the options granted on January 16, 2008, were: risk-free rate of return of 3.5%, dividend rate of 4.75%, volatility rate of 18.7%, quarterly reinvestment of dividends, and an average term of five years. The assumptions used to develop the grant date valuations for the “reload” options granted on May 1, 2008, and discussed further in footnote (6) below, were: risk-free rate of return of 2.46%, dividend rate of 4.75%, volatility rate of 19.6%, quarterly reinvestment of dividends, and an average term of six months. No adjustments have been made for non-transferability or risk of forfeiture. The real value of the options in this table will depend on the actual performance of our common stock during the applicable period and the fair market value of our common stock on the date the options are exercised.

(4)	These restricted stock or restricted unit awards were granted in lieu of cash bonuses for 2007 performance and vest fully on the third anniversary of the grant date. Messrs. Davis, Cecere and Hartnack were awarded restricted stock; Messrs. Chenevich and Mitau were awarded restricted stock units. The shares of restricted stock pay the same dividends as our other shares of common stock. The restricted stock units pay an amount equal to the dividends paid on our shares of common stock.

(5)	These options were granted on January 16, 2008, and vest at 25% per year; with vesting dates of January 16, 2009, 2010, 2011, and 2012.

(6)	These options are “reload” options granted on May 1, 2008. They vested on November 1, 2008, in accordance with the terms of the original option grant. Under the terms of certain stock option grants originally made in 1999, if the option exercise price was paid by surrendering shares of our stock owned by the option holder for at least six months prior to the exercise, the option holder was granted a number of reload options equal to the number of shares surrendered, but having an exercise price equal to the fair market price at the time of the exercise. To the extent the option holder also surrendered previously owned shares to pay the income taxes due on the exercise, additional reload options were granted on those surrendered shares. The original stock option grants permitted a holder to exercise and reload up to three times. The reload options vest six months after the date of grant and expire on the same date as the original option grant. All options with a reload feature held by any of the officers in this table will expire in 2009.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the unexercised stock options and the unvested restricted stock and restricted stock units held at the end of fiscal year 2008 by the executive officers named in the Summary Compensation Table.

Outstanding Equity Awards At Fiscal Year-End

	Option Awards						Stock Awards
			Number of						Market
	Number of		Securities				Number of		Value of
	Securities		Underlying				Shares or		Shares or
	Underlying		Unexercised				Units of		Units of
	Unexercised		Options		Option		Stock That		Stock That
	Options		(#)		Exercise	Option	Have Not		Have Not
	(#)		Unexer-		Price	Expiration	Vested		Vested
Name	Exercisable		cisable		($)	Date	(#)		($)(1)

Richard K. Davis	—		1,457,726	(2)	31.0400	1/16/2018	—		—
	229,779	(3)	689,339	(3)	35.7600	1/17/2017	—		—
	274,148	(4)	274,149	(4)	30.0000	1/17/2016	—		—
	389,257	(5)	129,753	(5)	30.4000	1/18/2015	—		—
	286,900		—		28.5000	1/20/2014	—		—
	235,591		—		21.4938	12/17/2012	—		—
	261,768		—		19.1001	12/18/2011	—		—
	352,380		—		21.5410	12/12/2010	—		—
	196,326		—		21.2306	12/14/2009	—		—
	—		—		—	—	27,384	(6)	684,874
Andrew Cecere	—		874,636	(2)	31.0400	1/16/2018	—		—
	80,422	(3)	241,269	(3)	35.7600	1/17/2017	—		—
	125,325	(4)	125,325	(4)	30.0000	1/17/2016	—		—
	177,946	(5)	59,316	(5)	30.4000	1/18/2015	—		—
	62,150	(7)	62,150	(7)	28.5000	1/20/2014	—		—
	156,054		—		21.4938	12/17/2012	—		—
	86,462		—		19.1001	12/18/2011	—		—
	171,156		—		23.1824	2/27/2011	—		—
	91,040		—		29.1518	4/20/2009	—		—
	—		—		—	—	14,175	(6)	354,517
	—		—		—	—	17,000	(8)	425,170
William L. Chenevich	—		728,863	(2)	31.0400	1/16/2018	—		—
	103,400	(3)	310,203	(3)	35.7600	1/17/2017	—		—
	176,238	(4)	176,239	(4)	30.0000	1/17/2016	—		—
	250,237	(5)	83,413	(5)	30.4000	1/18/2015	—		—
	83,900	(7)	83,900	(7)	28.5000	1/20/2014	—		—
	—		—		—	—	9,665	(9)	241,722
	—		—		—	—	23,000	(8)	575,230

	Option Awards						Stock Awards
			Number of						Market
	Number of		Securities				Number of		Value of
	Securities		Underlying				Shares or		Shares or
	Underlying		Unexercised				Units of		Units of
	Unexercised		Options		Option		Stock That		Stock That
	Options		(#)		Exercise	Option	Have Not		Have Not
	(#)		Unexer-		Price	Expiration	Vested		Vested
Name	Exercisable		cisable		($)	Date	(#)		($)(1)

Richard C. Hartnack	—		466,472	(2)	31.0400	1/16/2018	—		—
	68,933	(3)	206,802	(3)	35.7600	1/17/2017	—		—
	109,659	(4)	109,660	(4)	30.0000	1/17/2016	—		—
	186,592	(10)	78,865	(10)	28.5500	4/5/2015	—		—
	—		—		—	—	11,598	(6)	290,066
Lee R. Mitau	—		379,009	(2)	31.0400	1/16/2018	—		—
	55,147	(3)	165,441	(3)	35.7600	1/17/2017	—		—
	93,994	(4)	93,994	(4)	30.0000	1/17/2016	—		—
	133,459	(5)	44,487	(5)	30.4000	1/18/2015	—		—
	46,600	(7)	46,600	(7)	28.5000	1/20/2014	—		—
	66,952		—		21.4938	12/17/2012	—		—
	24,667	(11)	—		34.9300	4/20/2009	—		—
	123,005	(11)	—		34.9300	4/20/2009	—		—
	91,388	(12)	—		34.3300	4/20/2009	—		—
	—		—		—	—	7,249	(9)	181,297
	—		—		—	—	12,800	(8)	320,128

(1)	The amounts in this column are calculated using a per share value of $25.01, the closing market price of a share of our common stock on December 31, 2008, the last business day of the year.

(2)	These non-qualified stock options vest at the rate of 25% per year, with vesting dates of January 16, 2009, 2010, 2011, and 2012.

(3)	These non-qualified stock options vest at the rate of 25% per year; 25% vested on January 17, 2008, with remaining vesting to occur on January 17, 2009, 2010, and 2011.

(4)	These non-qualified stock options vest at the rate of 25% per year; 25% vested each year on January 17, 2007 and 2008, with remaining vesting to occur on January 17, 2009 and 2010.

(5)	These non-qualified stock options vest at the rate of 25% per year; 25% vested each year on January 18, 2006, 2007, and 2008, with remaining vesting to occur on January 18, 2009.

(6)	This restricted stock will vest fully on January 16, 2011, the third anniversary of the grant date.

(7)	These non-qualified stock options vest on January 20, 2009, the fifth anniversary of the grant date, and were subject to opportunities for accelerated vesting for 25% of the award each year if certain performance criteria are met as follows: (i) February 1, 2005, acceleration date for 2004 performance (acceleration criteria not met), (ii) February 1, 2006, acceleration date for 2005 performance (acceleration criteria not met), (iii) February 1, 2007, acceleration date for 2006 performance (acceleration criteria met), and February 1, 2008, acceleration date for 2007 performance (acceleration criteria met).

(8)	This restricted stock was subject to performance-accelerated vesting. The performance acceleration criteria were not met and the restricted stock will vest on January 20, 2009, the fifth anniversary of the grant date.

(9)	These restricted stock units will vest and be settled on January 16, 2011, the third anniversary of the grant date.

(10)	These non-qualified stock options vest at the rate of 25% per year, 25% vested each year on April 5, 2006, 2007, and 2008, with remaining vesting to occur on April 5, 2009.

(11)	These options are “reload” non-qualified stock options, which vested in full on November 1, 2008. Under the terms of certain stock option grants originally made in 1999, if the option exercise price was paid by surrendering shares of our stock owned by the option holder for at least six months prior to the exercise, the option holder was granted a number of reload options equal to the number of shares surrendered, but having an exercise price equal to the fair market price at the time of the exercise. To the extent the option holder also surrendered previously owned shares to pay the income taxes due on the exercise, additional reload options were granted on those surrendered shares. The original stock option grants permitted a holder to exercise and reload up to three times. The reload options vest six months after the date of grant and expire on the same date as the original option grant. All options with a reload feature held by any of the officers in this table will expire in 2009.

(12)	These options are “reload” non-qualified stock options, which vested in full on October 19, 2007.

Option Exercises and Stock Vested

The following table summarizes information with respect to stock option awards exercised and restricted stock and restricted stock unit awards vested during fiscal 2008 for each of the executive officers named in the Summary Compensation Table.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)(1)	(#)(2)	($)(2)

Richard K. Davis	619,182	3,119,194	—	—
Andrew Cecere	100,000	337,465	—	—
William L. Chenevich	306,366	1,950,843	—	—
Richard C. Hartnack	—	—	—	—
Lee R. Mitau	261,994	388,983	—	—

(1)	Value determined by subtracting the exercise price per share from the market value per share of our common stock on the date of exercise.

(2)	No restricted stock or restricted stock units vested in 2008 for these executive officers.

Pension Benefits

Defined Benefit Pension Plans.  The U.S. Bancorp Pension Plan was created through the merger of the former U.S. Bancorp’s career average pay defined benefit plan, known as the “Cash Balance Pension Plan,” and the former Firstar Corporation’s non-contributory defined benefit plan, which was primarily a final average pay plan. Under the U.S. Bancorp Pension Plan, benefits are calculated using a final average pay formula, based upon the employee’s years of service and average salary during the five consecutive years of service in which compensation was the highest during the ten years prior to retirement, with a normal retirement age of 65. Substantially all employees are eligible to receive benefits under the U.S. Bancorp Pension Plan. Participation requires one year of service with U.S. Bancorp or its affiliates, and vesting of benefits under the plan requires five years of service.

Although no new benefits are accrued under the former Cash Balance Pension Plan and Firstar Corporation’s plan for service after 2001, benefits previously earned under those plans have been preserved and will be part of a retiree’s total retirement benefit. In order to preserve the relative value of benefits that use the final average pay formula, subsequent changes in compensation (but not in service) may increase the amount of those benefits.

Federal laws limit the amount of compensation we may consider when determining benefits payable under qualified defined benefit pension plans. We also maintain a non-contributory, non-qualified retirement plan that pays the excess pension benefits that would have been payable under our current and prior qualified defined benefit pension plans if the federal limits were not in effect. This non-qualified plan also provides additional supplemental benefits for certain of our executive officers.

Messrs. Davis and Chenevich earned benefits under the former Firstar Corporation’s plan that will be included in their ultimate retirement benefits. Messrs. Cecere and Mitau earned benefits under the former U.S. Bancorp Cash Balance Pension Plan that will be included in their ultimate retirement benefits. Mr. Hartnack became an employee in 2005 and did not earn benefits under either of these prior plans.

Supplemental Retirement Benefits.  Certain of our executive officers, including all of the officers named in the Summary Compensation Table in this proxy statement, are eligible for a supplemental benefit that augments benefits earned under the U.S. Bancorp Pension Plan and the non-qualified excess benefits discussed above. Except for Mr. Hartnack, the supplemental benefit ensures that eligible executives receive a total retirement benefit equal to a fixed percentage of the executive’s final average compensation. For purposes of this supplemental benefit, final average compensation includes annual base salary, annual bonuses and other compensation awards as determined by the Compensation Committee. As discussed below, Mr. Hartnack’s supplemental benefit is a fixed annual amount. Eligibility for these supplemental benefits is determined by the Compensation Committee based on individual performance and level of responsibility. Vesting of the supplemental benefit is generally subject to certain conditions, including that an executive officer provide a certain number of years of service determined by the Compensation Committee. Mr. Davis is eligible for an amount of total retirement benefits at age 62 equal to 60% of the average compensation during his five consecutive years of service in which he is most highly compensated, and he is fully vested in these benefits. Mr. Chenevich is eligible for an amount of total retirement benefits at age 65 equal to 55% of the average compensation during his five consecutive years of service in which he is most highly compensated, and he is fully vested in these benefits. Mr. Hartnack is eligible for an amount of total retirement benefits at age 65 of $500,000 per year, reduced by benefits he earned at his former employers, Union Bank of California and First Chicago Corporation, which are estimated to provide benefits of approximately $400,000 per year. He will become vested in the supplemental benefit at age 65. Messrs. Cecere and Mitau are eligible for an amount of total retirement benefits at age 65 equal to 55% of the average compensation during their final three years of service, reduced by their estimated retirement benefits from Social Security. Mr. Cecere is fully vested in a portion of his supplemental benefit, with his vested portion increasing on a pro rata basis up to age 60. Mr. Mitau is fully vested in his entire supplemental benefit. Under the terms of the U.S. Bancorp Non-Qualified Retirement Plan, Mr. Mitau received five additional years of credited service applicable to his supplemental benefits upon reaching age 60. For Messrs. Davis, Chenevich and Hartnack, the standard form of payment of the supplemental benefit is a ten-year certain, single life annuity. For Messrs. Cecere and Mitau, the standard form is either a lump sum or a joint and survivor annuity, depending on the size of the award. Alternatively, each of Messrs. Davis, Cecere, Chenevich, Hartnack and Mitau have the option of electing to receive (i) a lump sum distribution of their supplemental retirement benefits or (ii) various forms of joint and survivor annuity benefits. These elections must be made 12 months prior to the applicable officer’s retirement date. The amount of the lump sum distribution equals the actuarial equivalent of the annuity form of payment and is calculated using the same actuarial assumptions for our pension plan obligations discussed in Note 17 to our consolidated financial statements included in our 2008 Annual Report on Form 10-K. To the extent any lump sum election is made after December 31, 2008, the ultimate payment of the benefit will be delayed for five years from the executive’s retirement date. The means of calculating the various joint and survivor annuity benefits are described in the pension plan.

Pension Benefits Table.  The following table summarizes information with respect to each plan that provides for payments or other benefits at, following, or in connection with the retirement of any of the executive officers named in the Summary Compensation Table.

Pension Benefits

		Number of		Present Value
		Years		of		Payments
		Credited		Accumulated		During Last
		Service		Benefits		Fiscal Year
Name	Plan Name	(#)		($)(1)(2)		($)

Richard K. Davis	U.S. Bancorp Non-Qualified Retirement Plan:
	Supplemental Benefits	15		4,688,329		—
	Excess Benefit	15		911,118		—
	U.S. Bancorp Pension Plan	15		181,111		—

	Total			5,780,558	(3)	—

Andrew Cecere	U.S. Bancorp Non-Qualified Retirement Plan:
	Supplemental Benefits	23		281,625		—
	Excess Benefit	23		422,820		—
	U.S. Bancorp Pension Plan	23		238,404		—

	Total			942,849	(4)	—

William L. Chenevich	U.S. Bancorp Non-Qualified Retirement Plan:
	Supplemental Benefits	10		3,791,469		—
	Excess Benefit	10		921,156		—
	U.S. Bancorp Pension Plan	10		294,485		—

	Total			5,007,110	(5)	—

Richard C. Hartnack	U.S. Bancorp Non-Qualified Retirement Plan:
	Supplemental Benefits(6)	4		358,968		—
	Excess Benefit(6)	4		278,928		—
	U.S. Bancorp Pension Plan(6)	4		100,727		—

	Total			738,623		—

Lee R. Mitau	U.S. Bancorp Non-Qualified Retirement Plan:
	Supplemental Benefits	18	(7)	1,024,898		—
	Excess Benefit	13		836,331		—
	U.S. Bancorp Pension Plan	13		297,725		—

	Total			2,158,954	(4)	—

(1)	The measurement date and material actuarial assumptions applied in quantifying the present value of the current accrued benefits are discussed in Note 17 to our consolidated financial statements included in our 2008 Annual Report on Form 10-K. These assumptions include the use of a 6.4% discount rate and the RP 2000 mortality table projected to 2006. The average pay used for the benefit calculations was historical pay through the measurement date (December 31, 2008).

The amounts in this column were calculated based on the earliest age at which the applicable officer is entitled to receive unreduced retirement benefits, and ignore any vesting requirements. The earliest age of unreduced retirement benefits is 62 for Mr. Davis and 65 for Messrs. Cecere, Chenevich, Hartnack and Mitau.

(2)	In the event of the death of one of the officers in this table, a pre-established percentage of the officer’s pension benefits will be paid to the officer’s beneficiary. The actual percentage paid to the beneficiary is dependent on the form of payment of benefits elected by the officer. The default percentage is 50% to the officer’s spouse. The supplemental benefits applicable to Messrs. Davis and Chenevich also provide for an additional lump sum payment based on certain actuarial calculations. The present value of the payments to an officer’s beneficiary would not exceed the total present value of accumulated benefits shown in this column.

(3)	As result of retirement plan amendments effective December 31, 2008, required by regulatory changes governing deferred compensation, the dates the officers are eligible to begin receiving benefits changed for some of the officers. Mr. Davis is eligible to begin receiving a significant portion of his vested pension benefit payments upon retirement and reaching age 55. The remainder of his benefits are payable upon the later of age 62 or retirement. The portion of his benefits starting at retirement and age 55 are reduced by an early retirement benefit formula specified in the applicable plan for each year prior to him reaching age 62. The early retirement benefit formula reduces the annual pension benefit amount payable to Mr. Davis due to the longer benefit payment period related to the earlier commencement of benefits. Assuming that Mr. Davis had retired at the end of 2008 and his benefit payments commenced upon reaching age 55, the present value of his total accumulated pension benefits calculated under the early retirement benefit formula would be approximately $717,000 greater than the total present value of accumulated benefit amount disclosed for him in this table.

(4)	As a result of the retirement plan amendments discussed in footnote (3), Messrs. Cecere and Mitau are eligible to begin receiving a significant portion of their vested supplemental benefits under the U.S. Bancorp Non-Qualified Retirement Plan upon retirement at any age. The remainder of their excess benefits under that plan are payable upon the later of the officer reaching age 62 or retirement. If any of the vested benefits are paid before the officer reaches age 65, the benefits are reduced by certain early retirement benefit formulas specified in the applicable plan for each year prior to the officer reaching age 65. These early retirement benefit formulas reduce the annual pension benefit amount payable to these officers due to the longer benefit payment period related to the earlier commencement of benefits. The early retirement reduction formulas are slightly more favorable than a standard actuarial factor. As a result, any portion of the benefit disclosed above that is paid out at the earlier date would be slightly larger than the amounts shown above.

(5)	Mr. Chenevich is currently vested in 100% of his pension benefits.

(6)	Includes amounts which Mr. Hartnack may not currently be entitled to receive because those amounts are not vested.

(7)	Under the terms of the U.S. Bancorp Non-Qualified Retirement Plan, Mr. Mitau received five additional years of credited service applicable to his supplemental benefits upon reaching age 60.

Nonqualified Deferred Compensation

Under the U.S. Bancorp 2005 Executive Employees Deferred Compensation Plan, members of our senior management, including all of our executive officers, may choose to defer all or a part of their cash compensation. The minimum amount that can be deferred in any calendar year is $1,000. Cash compensation that is deferred is deemed to be invested in any of the following investment alternatives selected by the participant:

•	shares of our common stock, based on the fair market value of the common stock on the date of deferral, with dividend equivalents deemed reinvested in additional shares; or

•	one of several mutual funds.

Although the plan administrator has established procedures permitting a plan participant to reallocate deferred amounts among these investment alternatives after the initial election to defer, the election to defer is irrevocable, and the deferred compensation will not be paid to the executive officer until his or her retirement or earlier termination of employment. At that time, the participant will receive, depending upon the investment alternative selected by the executive officer, payment of the amounts credited to his or her account under the plan in a lump-sum cash payment, in shares of our common stock or in up to 20 annual cash installments. If a participant dies before the entire deferred amount has been distributed, the undistributed portion will be paid to the participant’s beneficiary. The benefits under the plan otherwise are not transferable by the participant.

Prior to the establishment of the U.S. Bancorp 2005 Executive Employees Deferred Compensation Plan, members of our senior management could defer compensation into a prior U.S. Bancorp deferred compensation plan. The provisions of our 2005 plan are substantially similar to those under our prior plan, with the primary differences being the inclusion of provisions in our 2005 plan that are required to comply with the American Jobs Creation Act, including restrictions that apply to distributions. In addition, under our prior plan, a participant could defer the profit amount associated with U.S. Bancorp stock options or other equity awards. Mr. Davis has deferred amounts under our prior plan.

The following table summarizes information with respect to the participation of the executive officers named in the Summary Compensation Table in any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Aggregate Balance
	in Last FY	in Last FY	in Last FY	Distributions	at Last FYE
Name	($)	($)	($)(1)	($)	($)

Richard K. Davis	—	—	(303,687)	—	1,551,506	(2)
Andrew Cecere	—	—	—	—	—
William L. Chenevich	—	—	—	—	—
Richard C. Hartnack	—	—	—	—	—
Lee R. Mitau	—	—	—	—	—

(1)	The amount reported in this column represents the change during the last fiscal year in the value of the underlying mutual fund or U.S. Bancorp stock fund in which the executive officer’s deferred amounts were deemed to be invested and any increases in the deferred amounts due to dividends payable upon those funds.

(2)	Of this amount, $776,000 represents deferrals of cash compensation from prior years that were reported in the Summary Compensation Table in our proxy statement for the relevant years. The remaining balance represents the cumulative earnings on the original deferred amounts.

Potential Payments Upon Termination or Change-in-Control

Payments Made Upon Termination.  Except as discussed below under “Potential Payments Upon Change-in-Control,” if the employment of any of Messrs. Davis, Chenevich, Cecere, Hartnack or Mitau is voluntarily or involuntarily terminated, no additional payments or benefits will accrue or be paid to him, other than what the officer has accrued and is vested in under the benefit plans discussed above in this proxy statement including under the heading “Pension Benefits.” Except in connection with a change-in-control of U.S. Bancorp, a voluntary or involuntary termination will not trigger an acceleration of the vesting of any outstanding stock options or shares of restricted stock.

Payments Made Upon Disability.  Under the terms of the U.S. Bancorp Non-Qualified Retirement Plan, Messrs. Davis, Chenevich, Cecere, Hartnack and Mitau and all of our executive officers with a non-qualified supplemental pension benefit are eligible for a disability benefit that is equal to 60% of their current annual compensation. The definition of disability is similar to that used for the disability plan covering all employees. The definition of annual compensation is the same definition as is used to calculate supplemental pension benefits under this plan, without using a five-year average. The disability benefit would be reduced by any benefits payable under the U.S. Bancorp Pension Plan, Social Security or worker’s compensation. The payments continue until the participant dies, ceases to have a disability or reaches their normal retirement age.

If the employment of any of our officers who have received equity compensation awards, including Messrs. Davis, Chenevich, Cecere, Hartnack or Mitau, is terminated due to disability, the terms of our standard stock option and restricted stock agreements provide that the vesting and other terms of the stock options and restricted stock will continue as if the termination of employment did not occur. No financial information for the event of disability is set forth below in the Potential Payments Upon Disability, Death,

Involuntary Termination, or Termination After a Change-in-Control Table for the stock options and restricted stock held by Messrs. Davis, Chenevich, Cecere, Hartnack or Mitau, as there is no immediate financial impact upon the occurrence of any of these events.

Payments Made Upon Death.  In the event of the death of any of Messrs. Davis, Chenevich, Cecere, Hartnack or Mitau, the benefits discussed above under the heading “—Payments Made Upon Termination” would be payable. Additionally, our standard stock option and restricted stock agreements contain terms that provide for the acceleration of any unvested stock options or shares of restricted stock upon the death of the officer. The stock option agreements generally provide that the administrator of the officer’s estate has a three-year period after death during which to exercise the options.

Potential Payments Upon Change-in-Control.  We have entered into change-in-control agreements with Messrs. Davis, Chenevich, Cecere, Hartnack and Mitau. The change-in-control agreements provide that if within 24 months after a change-in-control of U.S. Bancorp the officer is terminated either by U.S. Bancorp (other than for cause or disability), or by the officer for good reason, then the officer will be entitled to a lump-sum payment consisting of (a) the officer’s prorated base salary through the date of termination plus the prorated amount of any bonus or incentive for the year in which the termination occurs, based on the target bonus for the officer for that year, and (b) a severance payment equal to three times the sum of the officer’s highest base salary, on an annualized basis, paid by U.S. Bancorp during the prior five years plus the highest bonus earned by the executive with respect to any single year during the prior five years. The terms “cause,” “good reason” and “change-in-control” are defined in the agreements. In the event of a termination following a change-in-control, the officer would also be entitled to the benefits listed above under the heading “—Payments Made Upon Termination.”

As part of our November 2008 participation in the Capital Purchase Program of the TARP, restrictions have been imposed on the compensation of the executive officers named in the Summary Compensation Table above that will apply during the remainder of our TARP participation. These restrictions include a limitation that the aggregate value of the severance payments and benefits that these executive officers could receive in the event of an involuntary termination of employment may not exceed 2.99 times the applicable executive’s average annual taxable compensation for the five-year period preceding the year in which the termination occurs. The ARRA appears to prohibit any payment to these executive officers for departure from our company for any reason, except for payments for services performed or benefits accrued, during the remainder of the time period of our participation in the TARP. Our standard stock option and restricted stock agreements contain terms that provide for acceleration of the vesting of any unvested stock options or shares of restricted stock if an officer is terminated within 12 months after a change-in-control of U.S. Bancorp other than for cause. The accelerated options may be exercised at any time during the 12 months following the officer’s termination.

Pension Benefits.  No information regarding pension amounts payable to Messrs. Davis, Chenevich, Cecere or Mitau is shown below in the Potential Payments Upon Disability, Death, Involuntary Termination, or Termination After a Change-in-Control Table. Applicable pension amounts payable to these executive officers are discussed above under the heading “Pension Benefits.” Mr. Hartnack would receive acceleration of the vesting of his Supplemental Pension Benefits if his employment is terminated after a change-in-control event. The amount reflected below is his entire benefit that would be payable if the Change-in-Control occurred on December 31, 2008. The increase in this amount compared to the amount of his pension benefit disclosed above is due to the acceleration of vesting of his Supplemental Benefit and the earlier start date of benefits.

The table below shows potential payments to the executive officers named in the Summary Compensation Table upon disability, death, involuntary termination or termination upon a change-in-control of U.S. Bancorp. The amounts shown assume that termination was effective as of December 31, 2008, the last business day of the year, and are estimates of the amounts that would be paid to the executives upon termination in addition to the base salary and bonus earned by the executives during 2008. The actual amounts to be paid can only be determined at the actual time of an executive’s termination.

Potential Payments Upon Disability, Death, Involuntary Termination, or
Termination After a Change-in-Control

					Payments
					Upon
					Involuntary or
					Good Reason
					Termination
				Payments	After a
		Annual	Payments	Upon	Change-In-
		Disability	Upon	Involuntary	Control
		Payments	Death	Termination	Occurs
Name	Type of Payment	($)	($)	($)	($)

Richard K. Davis
	Base Pay	540,000	—	—	2,700,000
	Bonus	—	—	—	5,250,000
	Total Spread Value of Acceleration:
	Stock Options(1)	—	—	—	—
	Restricted Stock(2)	—	684,874	—	684,874
	Excise Tax Gross Up Payment(3)	—	—	—	—

	Total	540,000	684,874	—	8,634,874

Andrew Cecere
	Base Pay	362,250	—	—	1,811,250
	Bonus	—	—	—	1,875,000
	Total Spread Value of Acceleration:
	Stock Options(1)	—	—	—	—
	Restricted Stock(2)	—	779,687	—	779,687
	Excise Tax Gross Up Payment(3)	—	—	—	—

	Total	362,250	779,687	—	4,465,937

William L. Chenevich
	Base Pay	345,000	—	—	1,725,000
	Bonus	—	—	—	1,875,000
	Total Spread Value of Acceleration:
	Stock Options(1)	—	—	—	—
	Restricted Stock(2)	—	816,952	—	816,952
	Excise Tax Gross Up Payment(3)	—	—	—	—

	Total	345,000	816,952	—	4,416,952

Richard C. Hartnack
	Base Pay	362,250	—	—	1,811,250
	Bonus	—	—	—	1,800,000
	Total Spread Value of Acceleration:
	Stock Options(1)	—	—	—	—
	Restricted Stock(2)	—	290,066	—	290,066
	Supplemental Retirement Benefits	—	538,744	—	538,744
	Excise Tax Gross Up Payment(3)	—	—	—	—

	Total	362,250	828,810		4,440,060

					Payments
					Upon
					Involuntary or
					Good Reason
					Termination
				Payments	After a
		Annual	Payments	Upon	Change-In-
		Disability	Upon	Involuntary	Control
		Payments	Death	Termination	Occurs
Name	Type of Payment	($)	($)	($)	($)

Lee R. Mitau
	Base Pay	265,650	—	—	1,328,250
	Bonus	—	—	—	1,275,000
	Total Spread Value of Acceleration:
	Stock Options(1)	—	—	—	—
	Restricted Stock(2)	—	501,425	—	501,425
	Excise Tax Gross Up Payment(3)	—	—	—	—

	Total	265,650	501,425	—	3,104,675

(1)	Value computed for each stock option grant by multiplying (i) the difference between (a) $25.01, the closing market price of a share of our common stock on December 31, 2008, the last business day of the year, and (b) the exercise price per share for that option grant by (ii) the number of shares subject to that option grant.

(2)	Value determined by multiplying the number of shares that vest by $25.01, the closing market price of a share of our common stock on December 31, 2008, the last business day of the year.

(3)	In the case of a change-in-control, the standard calculations as specified under the Internal Revenue Code Section 280(g) regulations were applied to the various benefits the executive officers would receive in order to determine if any 280(g) excise taxes would be triggered and if so, what amount of 280(g) gross-up payments would be required under the terms of the change-in-control agreements.

DIRECTOR COMPENSATION

Fees for 2008.  For 2008, our non-employee directors received the following cash fees:

Annual retainer for service on the Board	$90,000
Additional annual retainer for Audit Committee chairman	$25,000
Additional annual retainer for other committee chairmen	$10,000
Additional annual retainer for Audit Committee members	$7,500

In addition, for 2008, each non-employee director was granted restricted stock units with a grant date value of $130,000 calculated in accordance with FAS 123R. Based on our closing stock price on January 16, 2008, the date of grant, these directors were granted 4,188 restricted stock units.

The restricted stock units were granted under our 2007 Stock Incentive Plan and were fully vested at the time of grant. Each director is entitled to receive additional restricted stock units having a fair market value equal to the amount of dividends he or she would have received had restricted stock been awarded instead of restricted stock units. The additional restricted stock units are fully vested when granted. The restricted stock units are distributable in an equivalent number of shares of our common stock when the director ceases to serve on the Board, except that all units are forfeited if the director’s service on the Board is terminated for cause.

The Compensation Committee retained Deloitte Consulting, an executive compensation consulting firm, to provide expertise regarding competitive compensation practices, peer analysis, and recommendations to the Compensation Committee for guidance with respect to director compensation in 2008. To determine actual director compensation for 2008, the Compensation Committee reviewed director compensation information for the group of 12 diversified financial services and financial holding companies that was our peer group at the time that 2008 compensation was being determined. Our market capitalization was in the 76th percentile of the market capitalization of that peer group. Compensation for our directors was designed to result in compensation for our directors that was competitive with that provided by the peer group. It was estimated that our total average director compensation for 2008 was at approximately the 79th percentile of the peer group.

Director Stock Ownership Guidelines.  The Compensation Committee has established stock ownership guidelines for each director of ownership of 10,000 shares of our common stock. New directors must satisfy this guideline within three years after joining the Board. All of the directors either currently have sufficient holdings to meet or exceed the stock ownership requirements or have not yet served three years on our Board.

Deferred Compensation Plan Participation.  Under the U.S. Bancorp 2005 Outside Directors Deferred Compensation Plan our non-employee directors may choose to defer all or a part of their cash fees. The minimum amount that can be deferred in any calendar year is $1,000. Cash fees that are deferred are deemed to be invested in any of the following investment alternatives selected by the participant:

•	shares of our common stock, based on the fair market value of the common stock on the date of deferral, with dividend equivalents deemed reinvested in additional shares; or

•	one of several mutual funds.

Although the plan administrator has established procedures permitting a plan participant to reallocate deferred amounts among these investment alternatives after the initial election to defer, the election to defer is irrevocable, and the deferred compensation will not be paid to the director until his or her termination of service on the Board. At that time, the director will receive, depending upon the investment alternative selected by the director, payment of the amounts credited to his or her account under the plan in a lump-sum cash payment, in shares of our common stock or in up to 20 annual cash installments. If a participant dies before the entire deferred amount has been distributed, the undistributed portion will be paid to the participant’s beneficiary. The benefits under the plan otherwise are not transferable by the participant.

Prior to the establishment of the U.S. Bancorp 2005 Outside Directors Deferred Compensation Plan, our non-employee directors could defer their cash fees into a prior U.S. Bancorp deferred compensation plan. The provisions of our 2005 plan are substantially similar to those under our prior plan, with the primary differences being the inclusion of provisions in our 2005 plan that are required to comply with the American Jobs Creation Act, including restrictions that apply to distributions. In addition, under our prior plan, a director could defer the profit amount associated with U.S. Bancorp stock options or other equity awards.

Additional Restricted Stock Units.  In 2008, directors could also choose to convert all or a part of their cash fees into restricted stock units under our 2007 Stock Incentive Plan. Directors who chose to convert their cash compensation into restricted stock units received restricted stock units with a grant date value equal to the amount of deferred cash fees based on our closing stock price on the date of grant. These restricted stock units are fully vested when granted. The terms governing distribution of these restricted stock units are the same as those granted to all directors as part of their annual retainer.

Director Compensation Table.  The following table shows the compensation of the individuals who served as members of our Board of Directors during any part of fiscal year 2008.

Director Compensation

	Fees Earned
	or Paid in		Stock		Option
	Cash		Awards		Awards	Total
Name(1)	($)		($)(2)		($)(3)	($)

Douglas M. Baker, Jr.(4)	88,125	(5)	124,548	(5)	—	212,673
Victoria Buyniski Gluckman	90,000		158,054		3,711	251,765
Arthur D. Collins, Jr.	100,000	(5)	162,251	(5)	6,898	269,149
Peter H. Coors(6)	90,000	(5)	153,823	(5)	6,898	250,721
Joel W. Johnson	97,500	(7)	204,008		86,381	387,889
Olivia F. Kirtley	97,500	(7)	157,480		51,126	306,106
Jerry W. Levin	100,000	(5)	162,251	(5)	6,898	269,149
David B. O’Maley	90,000	(5)	161,777	(5)	6,897	258,674
O’dell M. Owens	107,500		158,054		3,711	269,265
Richard G. Reiten	97,500	(7)	190,929		36,584	325,013
Craig D. Schnuck	90,000	(5)	190,023	(5)	100,557	380,580
Warren R. Staley(6)	115,000		192,296		186,626	493,922
Patrick T. Stokes	100,000	(5)	162,251	(5)	3,711	265,962

(1)	Richard K. Davis, our Chairman, President and Chief Executive Officer, is not included in this table because he was an employee of U.S. Bancorp during 2008 and thus received no compensation for his service as director. The compensation he received as an employee of U.S. Bancorp is shown above in the Summary Compensation Table. Y. Marc Belton is not included in this table because he did not join our Board until March 3, 2009.

(2)	The amounts in this column are calculated based on FAS 123R and equal the financial statement compensation expense as reported in our 2008 consolidated statement of income for the fiscal year, except the amounts reported in the table have been adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. In 2008, each director other than Mr. Baker received a restricted stock unit grant of 4,188 units with a FAS 123R full grant value of $130,000. Mr. Baker received a pro rata portion, 2,492 units, with a FAS 123R full grant value of $119,180, for the portion of the year during which he served as a director. In addition, the directors received units as dividend equivalents with FAS 123R full grant values as follows:

		FAS 123			FAS 123
	Dividend	Grant		Dividend	Grant
Name	Equivalents	Value	Name	Equivalents	Value

Mr. Baker	207	$5,368	Mr. O’Maley	999	$28,085
Ms. Buyniski Gluckman	864	$24,347	Dr. Owens	864	$24,347
Mr. Collins	1,015	$28,533	Mr. Reiten	864	$24,347
Mr. Coors	735	$20,131	Mr. Schnuck	999	$28,085
Mr. Johnson	864	$24,347	Mr. Staley	353	$11,098
Ms. Kirtley	328	$9,167	Mr. Stokes	1,015	$28,533
Mr. Levin	1,015	$28,533

All of the restricted stock units granted to directors in 2008 were fully vested at the time of grant and are distributable in an equivalent number of shares of our common stock upon the director leaving service on the Board. FAS 123R required compensation expense to be fully reported in the year of grant for those units. The restricted stock units granted to directors prior to 2008 vested in four equal, annual increments beginning one year after the grant. Those restricted stock units are distributable in shares of our common stock upon certain events, including, among other things, a director voluntarily leaving service on our Board for any reason after 10 years of service or a director retiring in accordance with our director retirement policy. FAS 123R requires compensation expense to be fully reported in the year of grant for the directors with 10 years of service and to be pro-rated over the vesting period of the award for the other directors.

As of December 31, 2008, each director held the following number of restricted stock units: Mr. Baker 6,470 units; Ms. Buyniski Gluckman and Messrs. Johnson, Owens and Reiten 15,956 units; Messrs. Collins, Levin and Stokes 19,329 units; Ms. Kirtley 6,669 units; and Messrs. O’Maley and Schnuck 18,990 units. The units held by Messrs. Coors and Staley vested and were distributed in shares of common stock when they retired from the Board of Directors.

(3)	The amounts in this column are calculated based on FAS 123R and equal the financial statement compensation expense as reported in our 2008 consolidated statement of income for the fiscal year, except the amounts reported in the table have been adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. Under FAS 123R, a pro-rata portion of the total expense at the time of grant is recognized over the applicable service period generally corresponding with the vesting schedule of the grant. The initial expense is based on the fair value of the stock option grants as estimated using the Black-Scholes option-pricing model. The assumptions used to arrive at the Black-Scholes value are disclosed in Notes 18 and 17 to our consolidated financial statements included in our 2008 Annual Report on Form 10-K and 2007 Annual Report on Form 10-K, respectively.

No stock options were granted to any of the directors in 2008. The directors held options as of December 31, 2008, as follows:

	Vested	Unvested		Vested	Unvested
Name	Options	Options	Name	Options	Options

Mr. Baker	—	—	Mr. O’Maley	128,092	45,859
Ms. Buyniski Gluckman	8,272	30,934	Dr. Owens	72,974	14,390
Mr. Collins	136,755	47,927	Mr. Reiten	62,684	14,390
Mr. Coors	166,513	—	Mr. Schnuck	91,838	45,004
Mr. Johnson	145,239	46,474	Mr. Staley	211,726	—
Ms. Kirtley	9,718	27,297	Mr. Stokes	80,341	14,390
Mr. Levin	141,891	47,927

(4)	Mr. Baker was elected to the Board of Directors effective February 1, 2008.

(5)	Messrs. Baker, Collins, Coors, Levin, O’Maley, Schnuck and Stokes elected to convert their cash fees into restricted stock units under our 2007 Stock Incentive Plan. The number of units they received was calculated by dividing their cash fees by the fair market value on the date of grant.

(6)	Messrs. Coors and Staley retired from our Board of Directors on September 30, 2008 and April 15, 2008, respectively.

(7)	Ms. Kirtley and Messrs. Johnson and Reiten chose to defer their cash fees under the U.S. Bancorp 2005 Outside Directors Deferred Compensation Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other Transactions

During 2008, U.S. Bancorp and our banking and investment subsidiaries engaged in transactions in the ordinary course of business with some of our directors and the entities with which they are associated. All loans, loan commitments and sales of notes and other banking services in connection with these transactions were made in the ordinary course of business, on substantially the same terms, including current interest rates and collateral, as those prevailing at the time for comparable transactions with others not related to the lender and did not involve more than the normal risk of collectibility or present other unfavorable features.

In addition, during 2008, U.S. Bank National Association, U.S. Bancorp’s principal banking subsidiary, operated 34 branches and 68 ATMs in grocery stores owned by Schnuck Markets, Inc., of which Craig D. Schnuck, one of our directors, beneficially owns approximately 13% of the outstanding capital stock. Mr. Schnuck’s sister, Nancy A. Diemer, and his four brothers, Scott C. Schnuck, Todd R. Schnuck, Mark J. Schnuck and Terry E. Schnuck, also each beneficially own approximately 13% of the outstanding capital stock of Schnuck Markets. In addition, each of Mr. Schnuck’s brothers is a director of, and holds the following officer positions with, Schnuck Markets: Scott C. Schnuck, Chairman and Chief Executive Officer; Todd R. Schnuck, President; Mark J. Schnuck, Vice President; and Terry E. Schnuck, Assistant Secretary. Rent and fee payments by U.S. Bank to Schnuck Markets were approximately $1.76 million in fiscal year 2008. The consolidated gross revenues of Schnuck Markets in 2008 were approximately $2.5 billion. These transactions were conducted at arms’ length in the ordinary course of business of each party to the transaction. As discussed above under the heading “Director Independence,” the Board of Directors has determined that this relationship is immaterial to Mr. Schnuck and that Mr. Schnuck is an independent director.

Review of Related Person Transactions

U.S. Bancorp has written procedures for reviewing transactions between U.S. Bancorp and its directors and executive officers, their immediate family members and entities with which they have a position or relationship. These procedures are intended to determine whether any such related person transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer.

We annually require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related person transactions. Our Governance Committee and Board of Directors annually review all transactions and relationships disclosed in the directors’ and officers’ questionnaires, and the Board makes a formal determination regarding each director’s independence under our Corporate Governance Guidelines.

In addition to the annual review, written notices are sent to the directors prior to each quarterly Board meeting reminding each director to discuss any proposed transaction involving the director and U.S. Bancorp with our general counsel’s office prior to engaging in any such transaction. Members of our legal department are also instructed to inform our general counsel’s office of any transaction between a director and U.S. Bancorp that comes to their attention.

Upon receiving any notice of a related person transaction involving a director, our general counsel will discuss the transaction with the chairman of our Governance Committee. If the transaction has not yet occurred and any likelihood exists that the transaction could impair the director’s independence or would present a conflict of interest for the director, our general counsel will discuss the transaction and its ramifications with the director before the transaction occurs.

If the transaction has already occurred, our general counsel and the chairman of our Governance Committee will review whether the transaction could affect the director’s independence and determine whether a special Board meeting should be called to consider this issue. If a special Board meeting is called and the director is determined to no longer be independent, such director, if he or she serves on any of the Audit, Governance or Compensation and Human Resources committees, will be removed from such committee prior to (or otherwise will not participate in) any future meeting of the committee. If the transaction presents a conflict of interest, the Board will determine the appropriate response.

Upon receiving notice of any transaction between U.S. Bancorp and an executive officer that may present a conflict of interest, our general counsel will discuss the transaction with the chief executive officer (or, if the transaction involves the chief executive officer, the chairman of the Audit Committee) to determine whether the transaction would present a conflict of interest. If the transaction has already occurred and a determination is made that a conflict of interest exists, the general counsel, chief executive officer and executive vice president for human resources will determine the appropriate response.

Our procedures for reviewing related person transactions do not require the approval or ratification of such transactions. Accordingly, the related person transactions described above were not approved or ratified by U.S. Bancorp.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITOR

Audit Committee Report

The Audit Committee of the Board of Directors is responsible for assisting the Board in monitoring the integrity of the financial statements of U.S. Bancorp, compliance by U.S. Bancorp with legal and regulatory requirements, and the independence and performance of U.S. Bancorp’s internal and external auditors.

The consolidated financial statements of U.S. Bancorp for the year ended December 31, 2008, were audited by Ernst & Young LLP, independent auditor for U.S. Bancorp.

As part of its activities, the Audit Committee has:

1.	Reviewed and discussed with management the audited financial statements of U.S. Bancorp;

2.	Discussed with the independent auditor the matters required to be discussed under Statement on Auditing Standards No. 61 (Communications with Audit Committees), Statement of Auditing Standards No. 99 (Consideration of Fraud in a Financial Statement Audit), and under the Securities and Exchange Commission, U.S. Public Company Accounting Oversight Board and New York Stock Exchange rules;

3.	Received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence; and

4.	Discussed with the independent auditor their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of U.S. Bancorp for the year ended December 31, 2008, be included in U.S. Bancorp’s Annual Report on Form 10-K filed with the SEC.

Audit Committee of the Board of Directors of U.S. Bancorp

Olivia F. Kirtley, Chairman	O’dell M. Owens, M.D., M.P.H.
Douglas M. Baker, Jr.	Richard G. Reiten
Joel W. Johnson

Fees to Independent Auditor

The following aggregate fees were billed to us for professional services by Ernst & Young LLP for fiscal years 2008 and 2007:

	2008	2007
	($ in millions)

Audit Fees	$7.6	$6.8
Audit-Related Fees	0.5	0.7
Tax Fees	11.1	13.2
All Other Fees	—	—

Total	$19.2	$20.7

Audit Fees.  Audit fees consist of fees billed to us by Ernst & Young LLP for the audit of our consolidated financial statements included in our Annual Reports on Form 10-K, reviews of our financial statements included in each of our Quarterly Reports on Form 10-Q, and audits of financial statements of our subsidiaries required by regulation. Of the above amounts, $2.0 million in 2008 and $1.4 million in 2007 related to procedures required by regulators, comfort letters, consents and assistance provided with our regulatory filings.

Audit-Related Fees.  Audit related fees consist of fees billed to us by Ernst & Young LLP for audits of pension and other employee benefit plan financial statements, audits of the financial statements of certain of our subsidiaries and affiliated entities, and reviews of internal controls not related to the audit of our consolidated financial statements.

Tax Fees.  Tax fees consist of fees billed to us by Ernst & Young LLP for tax compliance, tax planning and other tax services. The aggregate fees billed for tax compliance, including the preparation of and assistance with federal, state and local income tax returns, sales and use filings, foreign and other tax compliance, provided to us by Ernst & Young LLP during 2008 and 2007 were $9.6 million for each year. In addition to fees being paid for tax compliance services, the Company paid $1.5 million and $3.6 million, respectively, for tax planning and other tax services provided to us by Ernst & Young LLP during 2008 and 2007. Included in other tax services was $0.7 million and $0.3 million for services associated with business acquisitions in 2008 and 2007, respectively. In addition, other tax services included $2.7 million paid in 2007 for support in completing the business integration of various subsidiaries into Elavon Financial Services, our Irish banking subsidiary. In regard to tax services, we engage Ernst & Young LLP to assist us with tax compliance services, including preparation and assistance with tax returns and filings, which we believe is more cost efficient and effective than to have only our employees conduct those services. The Public Company Accounting Oversight Board and certain investor groups have recognized that the involvement of an independent auditor in providing certain tax services may enhance the quality of an audit because it provides the auditor with better insights into a company’s tax accounting activities.

All Other Fees.  Ernst & Young LLP did not provide us any other services during 2008 or 2007.

Administration of Engagement of Independent Auditor

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of our independent auditor. The Audit Committee has established a policy for pre-approving the services provided by our independent auditor in accordance with the auditor independence rules of the SEC. This policy requires the review and pre-approval by the Audit Committee of all audit and permissible non-audit services provided by our independent auditor and an annual review of the financial plan for audit fees. To ensure that auditor independence is maintained, the Audit Committee annually pre-approves the audit services to be provided by our independent auditor and the related estimated fees for such services, as well as the nature and extent of specific types of audit-related, tax and other non-audit services to be provided by the independent auditor during the year.

As the need arises, other specific permitted services are pre-approved on a case-by-case basis during the year. A request for pre-approval of services on a case-by-case basis must be submitted by our controller or chief risk officer. These requests are required to include information on the nature of the particular service to be provided, estimated related fees and management’s assessment of the impact of the service on the auditor’s independence. The Audit Committee has delegated to its chairman pre-approval authority between meetings of the Audit Committee. Any pre-approvals made by the chairman must be reported to the Audit Committee. The Audit Committee will not delegate to management the pre-approval of services to be performed by our independent auditor.

All of the services provided by our independent auditor in 2008 and 2007, including services related to the Audit-Related Fees, Tax Fees and All Other Fees described above, were approved by the Audit Committee under its pre-approval policies.

PROPOSAL 2—RATIFICATION OF SELECTION OF AUDITOR

Ernst & Young LLP began serving as our independent auditor for the fiscal year ended December 31, 2003. The Audit Committee has selected Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2009.

While we are not required to do so, we are submitting the selection of Ernst & Young LLP to serve as our independent auditor for the fiscal year ending December 31, 2009, for ratification in order to ascertain the views of our shareholders on this appointment. If the selection is not ratified, the Audit Committee will reconsider its selection. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will be available to answer shareholder questions and will have the opportunity to make a statement if they desire to do so.

The Board of Directors recommends that you vote FOR ratification of the selection of Ernst & Young LLP as the independent auditor of U.S. Bancorp and our subsidiaries for the fiscal year ending December 31, 2009. Proxies will be voted FOR ratifying this selection unless otherwise specified.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

U.S. Bancorp’s executive compensation program is intended to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase shareholder value. We believe that our compensation policies and procedures are centered on a pay-for-performance philosophy and are strongly aligned with the long-term interests of our shareholders. See “Executive Compensation—Compensation Discussion and Analysis.”

Under the American Recovery and Reinvestment Act of 2009, we are currently required to provide shareholders with the right to cast an advisory vote on our compensation program at each annual meeting of shareholders. As a result, the Company is presenting this proposal, which gives you as a shareholder the opportunity to endorse or not endorse our executive pay program by voting for or against the following resolution:

“RESOLVED, that the shareholders approve the compensation of U.S. Bancorp executives, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement.”

The Board of Directors urges shareholders to endorse the compensation program for our executive officers by voting FOR the above resolution. As discussed in the Compensation Discussion and Analysis (the “CD&A”) contained in this proxy statement, the Compensation Committee of the Board of Directors believes that the executive compensation for 2008 is reasonable and appropriate, is justified by the performance of the company in an extremely difficult environment and is the result of a carefully considered, largely formulaic approach.

In deciding how to vote on this proposal, the Board urges you to consider the following factors, many of which are more fully discussed in the CD&A:

•	Our company has been a top performer among its peers by numerous industry measures for many years, and our Compensation Committee has designed the compensation packages for our senior executives to be competitive with the compensation offered by those peers with whom we compete for management talent.

•	U.S. Bancorp’s relative performance compared to its peers is higher than its relative target compensation compared to its peers.

•	The CEO and the CFO declined their cash and long-term incentives for 2008, and did not receive cash incentives for 2007.

•	Unlike many of our peers, our company was profitable in every quarter of 2008.

•	There is no history at this company of any of the abusive compensation practices evidenced at some large financial institutions that have received so much recent negative publicity.

•	We need to fairly compensate and retain a senior management team that has produced some of the best operating results in the financial services industry over the past several years.

•	Our compensation program does not encourage excessive and unnecessary risks that would threaten the value of U.S. Bancorp, as certified by the Compensation Committee.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends that you vote FOR approval of U.S. Bancorp’s executive compensation program as described in the Compensation Discussion and Analysis and the compensation tables and otherwise in this proxy statement. Proxies will be voted FOR approval of the proposal unless otherwise specified.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

Our 2008 Annual Report to Shareholders, including financial statements for the year ended December 31, 2008, accompanies this proxy statement. The 2008 Annual Report to Shareholders is also available on our website at www.usbank.com/proxymaterials. Copies of our 2008 Annual Report on Form 10-K, which is on file with the SEC, are available to any shareholder who submits a request in writing to Investor Relations, U.S. Bancorp, 800 Nicollet Mall, Minneapolis, Minnesota 55402. Copies of any exhibits to the Form 10-K are also available upon written request and payment of a fee covering our reasonable expenses in furnishing the exhibits.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC rules allow a single copy of the proxy statement and annual report to be delivered to multiple shareholders sharing the same address and last name, or who we reasonably believe are members of the same family, and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs. Although we do not household for our registered shareholders, some brokers household U.S. Bancorp proxy statements and annual reports, delivering a single copy of each to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of our proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our proxy statement and/or our annual report to a shareholder at a shared address to which a single copy of either document was delivered. For copies of either or both documents, shareholders should write to Investor Relations, U.S. Bancorp, 800 Nicollet Mall, Minneapolis, Minnesota 55402, or call (866) 775-9668.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card, or proxy voting instruction form, will vote as they deem in the best interests of U.S. Bancorp.

Lee R. Mitau
Secretary

Dated: March 20, 2009

LOCATION OF U.S. BANCORP ANNUAL MEETING OF SHAREHOLDERS

Tuesday, April 21, 2009 at 11:00 a.m. Central time
Minneapolis Convention Center
Ballroom A
1301 Second Avenue South
Minneapolis, Minnesota

Beneficial owners of common stock held in street name by a broker, bank, trust or other nominee will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your broker, bank, trust or other nominee are examples of proof of ownership.

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern time on April 20, 2009. U.S. BANCORP Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting INVESTOR RELATIONS instruction form. 800 NICOLLET MALL ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER BC-MN-H23K COMMUNICATIONS MINNEAPOLIS, MN 55402-4302 If you would like to reduce the costs incurred by U.S. Bancorp in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern time on April 20, 2009. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to U.S. Bancorp, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: USBCP1 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY U.S. BANCORP The Board of Directors recommends a vote FOR all the listed nominees and FOR Items 2 and 3. Vote on Directors Item 1 — Election of Directors to serve until the annual meeting in 2010. For Against Abstain For Against Abstain 1a. Douglas M. Baker, Jr. 1e. David B. O’Maley 1b. Y. Marc Belton 0 0 0 1f. O’dell M. Owens, M.D., M.P.H. 1c. Richard K. Davis 1g. Craig D. Schnuck 1d. Joel W. Johnson 1h. Patrick T. Stokes Vote on Proposals Item 2 — Ratify selection of Ernst & Young LLP as independent auditor for the 2009 fiscal year. Item 3 — Advisory vote to approve executive compensation program. For address changes and/or comments, please check this box and write them on the back where indicated. Please indicate if you plan to attend this meeting. Yes No Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 21, 2009: Our Notice and Proxy Statement and 2008 Annual Report are available at www.usbank.com/proxymaterials. FOLD AND DETACH HERE T PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS April 21, 2009 The undersigned, having received the Notice of Annual Meeting of Shareholders and proxy statement, revoking any proxy previously given, hereby appoint(s) Richard K. Davis and Lee R. Mitau, and either of them, as proxies to vote as directed all shares the undersigned is (are) entitled to vote at the U.S. Bancorp 2009 Annual Meeting of Shareholders and authorize(s) each to vote in his discretion upon other business as may properly come before the meeting or any adjournment or postponement thereof. If this signed proxy card contains no specific voting instructions, these shares will be voted “FOR” all nominees for director, “FOR” Items 2 and 3, and in the discretion of the named proxies on all other matters. IF YOU DO NOT VOTE BY TOUCH-TONE PHONE OR VIA THE INTERNET, PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT IN THE ENCLOSED ENVELOPE. Address Changes/Comments:(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)